UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

RTI INTERNATIONAL METALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of Annual Meeting of
Shareholders and Proxy Statement

April 24, 2009
1:00 p.m. Eastern Daylight Time

Hyatt Regency
Pittsburgh International Airport
Pittsburgh, Pennsylvania
USA

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The following proxy materials are available for you to review online at www.proxydocs.com/rti:

•	This Proxy Statement

•	Form of Company Proxy Card

•	The Company’s 2008 Annual Report to Shareholders (which is not deemed to be part of the official proxy soliciting materials)

•	Any amendments to these materials required to be furnished to our shareholders

This website is designed to provide complete anonymity with respect to a shareholder accessing the website, consistent with the Securities and Exchange Commission rules.

Westpointe Corporate Center One, 5th Floor
1550 Coraopolis Heights Road
Pittsburgh, Pennsylvania 15108-2973

March   , 2009

Dear RTI Shareholder:

You are cordially invited to attend our 2009 Annual Meeting of Shareholders on April 24, 2009, at the Hyatt Regency Hotel located at the Pittsburgh International Airport.

The meeting will begin promptly at 1:00 p.m. Eastern Daylight Time with a report on Company operations. We will then elect directors and seek ratification of the appointment of our independent registered public accounting firm and approval of our employee stock purchase plan.

You have a choice of voting your proxy via the Internet, by telephone or by completing and returning the enclosed proxy card. Whether or not you plan to attend the meeting, it is important that you vote your shares and we encourage you to do so as soon as possible.

We look forward to seeing as many of you as possible at the 2009 Annual Meeting.

Sincerely,

Robert M. Hernandez Chairman of the Board	Dawne S. Hickton Vice Chairman & Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF
RTI INTERNATIONAL METALS, INC.

Time:
       1:00 p.m. Eastern Daylight Time

Date:
       April 24, 2009

Place:
       The Hyatt Regency
       Pittsburgh International Airport
       111 Airport Boulevard
       Pittsburgh, Pennsylvania, 15231

Purpose:

•	Elect directors

•	Ratify the appointment of independent registered public accounting firm

•	Approve the Company’s Employee Stock Purchase Plan

•	Conduct other business if properly raised

Your vote is important. Please vote promptly by following the instructions on the next page and on the enclosed proxy card.

Chad Whalen
Secretary

March   , 2009

Only shareholders of record on February 27, 2009 may vote at the meeting.

PROXY STATEMENT

General Information

•	Who may vote?

Shareholders of RTI as of the close of business on the record date, February 27, 2009, are entitled to vote at the Annual Meeting.

•	What may I vote on?

You may vote on:

(1)	the election of nominees to serve on our Board of Directors,

(2)	the ratification of the appointment of our independent registered public accounting firm for 2009,

(3)	the approval of the Employee Stock Purchase Plan, and

(4)	any other matters that may be properly presented at the meeting.

•	Voting recommendations

The Board recommends that you vote:

FOR each of the nominees presented in this proxy statement;

FOR the ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for 2009; and

FOR the approval of the Company’s Employee Stock Purchase Plan.

•	Solicitation

This proxy statement is being furnished by RTI to its shareholders in connection with the solicitation of proxies to be voted at the Annual Meeting. RTI intends to first mail this proxy statement to shareholders on or about March   , 2009.

•	How do I vote?

You may vote in any one of the following three ways:

(1)	By Internet: Go to the website shown on the enclosed proxy card (www.cesvote.com) and follow the instructions.

(2)	By Telephone: Call the toll-free number shown on the enclosed proxy card (1-888-693-8683) and follow the voice prompts using a touch-tone telephone.

(3)	By Mail: Sign and date each proxy card you receive and return it in the envelope provided. If you return a signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all proposals.

You have the right to revoke your proxy at any time before the meeting by sending a written notice of revocation or a later-dated proxy card to RTI’s Secretary, by voting subsequently through the Internet or by telephone, or by voting in person at the meeting.

CORPORATE GOVERNANCE

Business Ethics and Corporate Governance

Business Conduct and Ethics

RTI is committed to conducting business ethically, as well as legally. Ethical and legal conduct in all of the Company’s business affairs is essential to the Company’s future. The Company’s Code of Ethical Business Conduct, adopted by the Board of Directors, applies to all directors and employees of the Company, including all of our executive and other officers. The Code of Ethical Business Conduct is intended to comply with the requirements of the New York Stock Exchange and Securities and Exchange Commission regulations.

The Code of Ethical Business Conduct is posted on the RTI website, www.rtiintl.com, and is also available in print without charge to any shareholder who makes a written request to the corporate Secretary at the address set forth under the caption “Other Information” on the last page of this proxy statement. Any amendments as well as waivers of the application of the Code of Ethical Business Conduct to directors or executive officers will be disclosed promptly on the RTI website.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines were adopted by the Board of Directors to promote sound corporate citizenship and are intended to comply with the requirements of the New York Stock Exchange. The Guidelines, taken together with the charters of the various committees of the Board of Directors, provide the framework for the corporate governance of the Company. The Corporate Governance Guidelines cover a number of topics, including: the size and role of the Board of Directors; non-employee director executive sessions; attendance at Board of Directors meetings; access to senior management and advisors; compensation of the Board of Directors; independence, composition and membership criteria of the Board of Directors; self-assessment of the Board of Directors; retirement age; and process for nominations to the Board of Directors.

The Company’s Corporate Governance Guidelines are posted on the RTI website, www.rtiintl.com, and are also available in print without charge to any shareholder who makes a written request to the corporate Secretary at the address set forth under the caption “Other Information” on the last page of this proxy statement.

Director Education

The Company encourages its directors to attend educational seminars and conferences to enhance his or her knowledge of the role and responsibilities of directors. Any director who attends an educational seminar or conference may receive reimbursement from RTI for the costs incurred in connection with his or her attendance. Four directors attended director education seminars or programs during 2008, two of which were accredited by the RiskMetrics Group. Educational presentations are also made at Board meetings from time to time.

The Board of Directors

The business and affairs of RTI are under the general direction of the Board of Directors. The Board presently consists of eleven members, nine of whom are neither officers nor employees of RTI or its subsidiaries. The Board of Directors has determined that Craig R. Andersson, Daniel I. Booker, Donald P. Fusilli, Jr., Ronald L. Gallatin, Charles C. Gedeon, Robert M. Hernandez, Edith E. Holiday, Bryan T. Moss, and James A. Williams all meet the New York Stock Exchange rules and listing standards relating to independence generally and for all committees on which they serve. None of the independent directors has a relationship with the Company that is material.

The Board met 10 times during 2008. All of the directors, with the exception of Mr. Moss, attended more than 75% of the total number of meetings of the Board and of the committees on which they serve. Mr. Moss was elected to the Board on June 1, 2008 and attended 100% of the meetings subsequent to his election. The Chairman of the Board chairs the regularly-scheduled executive sessions of the non-management directors. In the Chairman’s absence, the chairperson of the Nominating/Corporate Governance Committee chairs the meeting.

It is the policy of the Nominating/Corporate Governance Committee to consider recommendations by shareholders, directors, officers, employees, and others for nominees for election as director. Recommendations, together with the nominee’s qualifications and consent to be considered as a nominee, should be sent to the corporate Secretary of RTI for presentation to the Committee. Board Membership criteria considered by the Committee is discussed below under the caption “Nominating/Corporate Governance Committee” and is set forth in the Company’s Corporate Governance Guidelines, available free of charge on the RTI website, www.rtiintl.com, or by sending a written request to the corporate Secretary at the address set forth under the caption “Other Information” on the last page of this proxy statement.

There are four principal committees of the Board of Directors. Committee membership, the functions of each committee and the number of meetings held during 2008 are described below.

Audit Committee

The members of the Audit Committee are James A. Williams (Chairman), Donald P. Fusilli, Jr., Ronald L. Gallatin and Robert M. Hernandez. All of the members of this Committee meet the New York Stock Exchange’s rules and listing standards for audit committee independence. The Board has determined that Messrs. Fusilli, Gallatin, Hernandez and Williams are each qualified as an audit committee financial expert within the meaning of Securities and Exchange Commission regulations and that each of the members of the Audit Committee has accounting or financial management expertise within the meaning of the listing standards of the New York Stock Exchange.

The Audit Committee assists the Board in overseeing RTI’s financial reporting process and systems of internal accounting control, RTI’s compliance with legal and regulatory requirements and qualifications, and the independence and performance of RTI’s internal auditors and independent registered public accounting firm. The Committee has direct responsibility for the appointment, compensation, retention and oversight of RTI’s independent registered public accounting firm. The Committee has adopted, and the Board has approved, the Committee charter, which is available free of charge on the RTI website, www.rtiintl.com, or by sending a written request to the corporate Secretary at the address set forth under the caption “Other Information” on the last page of this proxy statement.

The Audit Committee held 5 meetings in 2008.

The Compensation Committee

This Committee discharges the Board’s duties concerning executive compensation.

The members of the Compensation Committee are Daniel I. Booker (Chairman), Craig R. Andersson, Charles C. Gedeon, Edith E. Holiday, and Bryan T. Moss. All of the members of this Committee meet the New York Stock Exchange’s rules and listing standards for independence for purposes of this Committee.

The Compensation Committee is responsible for review and approval of RTI’s compensation philosophy; executive compensation programs, plans and awards (see “Compensation Discussion and Analysis” on page 18 for further information); policies, principles and procedures for selection and performance review of the CEO and other top management; and for establishing the CEO and other top management’s compensation levels based on the Committee’s evaluation of their performance. The Committee also administers RTI’s long-term incentive plans and stock or stock-based plans. The Committee is also tasked with the review of management’s Compensation Discussion and Analysis (“CD&A”) and submits the Compensation Committee Report contained in this proxy statement. The Committee has adopted, and the Board has approved, a Committee charter, which is available free of charge on the RTI website, www.rtiintl.com, or by sending a written request to the corporate Secretary at the address set forth under the caption “Other Information” on the last page of this proxy statement.

The Compensation Committee held 7 meetings in 2008.

Nominating/Corporate Governance Committee

The members of the Nominating/Corporate Governance Committee are Edith E. Holiday (Chair), Daniel I. Booker and Robert M. Hernandez. All of the members of this Committee meet the New York Stock Exchange’s rules and listing standards for independence for purposes of this Committee.

The Nominating/Corporate Governance Committee is responsible for identifying individuals qualified to serve as directors; recommending to the Board candidates for election at the Annual Meeting of Shareholders or by the Board to fill vacancies occurring on the Board; and also reviewing and evaluating RTI’s director compensation from time to time. The Committee considers director candidates submitted by directors, officers, employees, shareholders and other constituencies. The Committee is also responsible for developing and recommending to the Board corporate governance principles applicable to RTI as well as conducting periodic reviews of such principles. The Committee has adopted, and the Board has approved, a Committee charter, which is available free of charge on the RTI website, www.rtiintl.com, or by sending a written request to the corporate Secretary at the address set forth under the caption “Other Information” on the last page of this proxy statement.

The Nominating/Corporate Governance Committee annually reviews the skills and attributes of Board members within the context of the current make-up of the full Board. Board members should have individual backgrounds that, when combined, provide a portfolio of experience and knowledge that well serve RTI’s governance and strategic needs. Board candidates are typically suggested by members of the Committee but the Committee will also consider Board candidates recommended or identified by other directors, management, shareholders, and others, and will be considered on the basis of a range of criteria including the current composition of the Board, broad-based business knowledge and contacts, prominence, diversity of talents and background and sound reputation in their fields as well as a global business perspective and commitment to corporate citizenship. See “Shareholder Proposals” on page 41 of this proxy statement for additional information regarding procedures to be followed by shareholders in submitting recommendations. Additional information concerning director candidates is contained in RTI’s Corporate Governance Guidelines, available free of charge on the RTI website at www.rtiintl.com, or by sending a written request to the corporate Secretary at the address set forth under the caption “Other Information” on the last page of this proxy statement.

The Nominating/Corporate Governance Committee held 5 meetings in 2008.

Executive Committee

The members of the Executive Committee are Robert M. Hernandez (Chairman), Craig R. Andersson, Daniel I. Booker, Dawne S. Hickton and Michael C. Wellham.

The Executive Committee assists the Board in the discharge of its responsibilities and may act on behalf of the Board when emergencies or scheduling make it difficult to convene the Board. All actions taken by the Committee must be reported at the Board’s next meeting. The Executive Committee held no meetings during 2008.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

RTI’s directors are elected for one-year terms. Non-employee directors may not stand for election after age seventy-two. Employee directors leave the Board when they retire from RTI. The Board has the ability to extend the retirement age for a particular director.

The Board has nominated eleven directors for election. With the exception of Mr. Moss, all of the nominees for election have previously been elected by the shareholders. Mr. Moss was elected to the Board effective June 1, 2008 by vote of the Board members. Of the eleven individuals who are nominees for election, two are current RTI officers and the remaining nine are high-level executives with professional experience. If any nominee is unable to stand for election, your proxy may be voted for another nominee designated by the Board.

NOMINEES FOR DIRECTOR

CRAIG R. ANDERSSON	Age: 71

Retired Vice-Chairman	Director since 1990
Aristech Chemical Corporation
(chemical producer)

Mr. Andersson retired as a director and Vice-Chairman of Aristech Chemical Corporation on April 30, 1995. Previously, he was President and Chief Operating Officer, a position he had held since December, 1986. He is a past director of Albermarle Corporation and Duquesne University. He is a member of the American Institute of Chemical Engineers and Alpha Chi Sigma (a professional chemical society) and has served on the boards and executive committees of The Society of the Chemical Industry, the Chemical Manufacturers Association, the Pennsylvania Business Roundtable and the Greater Pittsburgh Chamber of Commerce. He has a bachelor’s degree in chemical engineering from the University of Minnesota and did graduate work in the same discipline at the University of Delaware.

DANIEL I. BOOKER	Age: 61

Partner,	Director since 1995
Reed Smith LLP
(law firm)

Mr. Booker is a partner of the law firm of Reed Smith LLP. From 1992 until December 31, 2000 he was Managing Partner, or chief executive, of Reed Smith. He received an undergraduate degree from the University of Pittsburgh and a law degree from the University of Chicago. He is a member of the District of Columbia, Pennsylvania and U.S. Supreme Court bars. Mr. Booker is a director of Océ USA Holding, Inc.; a director of the Allegheny Conference on Community Development; and a director of other community and professional organizations.

DONALD P. FUSILLI, JR.	Age: 57

Business Consultant	Director since 2003

Mr. Fusilli is the owner of The Telum Group, a privately-held consulting firm focusing on strategic planning, business development, program/project management and selected recruiting. Mr. Fusilli was President and Chief Executive Officer of Michael Baker Corporation from April 25, 2001 to September 12, 2006. He joined Michael Baker in 1973 and spent six years in the engineering department before obtaining his law degree in 1979. He became General Counsel in 1984, Executive Vice President Administration of the Energy Group in 1994 and Executive Vice President and General Manager of the Group in 1995. He was elected President and Chief Operating Officer in March 2000. Mr. Fusilli is a Civil Engineering graduate of Villanova University and holds a juris doctor degree from Duquesne University School of Law. He also attended the Advanced Management Program at the Harvard University Business School. Mr. Fusilli is also a Director of Sterling Construction Company, Inc. and Merrick & Company.

RONALD L. GALLATIN	Age: 63

Retired Managing Director	Director since 1996
Lehman Brothers Inc.
(investment banking firm)

Mr. Gallatin served as a Managing Director of Lehman Brothers Inc., where he was a member of the Firm’s Operating Committee and its Director of Corporate Strategy and Product Development until his retirement on December 31, 1995. During his 24 years with Lehman, Mr. Gallatin had various senior roles in both its investment banking and capital markets divisions and was responsible for a series of financial innovations, most notably Zero Coupon Treasury Receipts, Money Market Preferred Stock and Targeted Stock. A graduate of New York University, and both Brooklyn and New York University Law Schools, Mr. Gallatin has bachelor’s, juris doctor and master of law (taxation) degrees and is a Certified Public Accountant.

CHARLES C. GEDEON	Age: 68

Retired Businessman	Director since 1991

Mr. Gedeon joined United States Steel Corporation in 1986 as Vice President Raw Materials and President of U.S. Steel Mining Co., Inc. He was promoted to Senior Vice President Related Resources in 1988 and advanced to the position of President, U.S. Diversified Group in 1990. He became Executive Vice President Raw Materials and Transportation of U.S. Steel in 2003. He retired from this position on June 30, 2003. From 1983 until he joined U.S. Steel, Mr. Gedeon had been Vice President Operations of National Steel Corporation.

ROBERT M. HERNANDEZ	Age: 64

Chairman of the Board of the Company	Director since 1990

On December 31, 2001, Mr. Hernandez retired as Vice Chairman and Chief Financial Officer and director of USX Corporation. He was elected to this position on December 1, 1994. Mr. Hernandez had been elected Executive Vice President, Accounting & Finance and Chief Financial Officer and director of USX on November 1, 1991. He was Senior Vice President, Finance & Treasurer of USX from October 1, 1990, to October 31, 1991. Mr. Hernandez was President, U.S. Diversified Group of USX from June 1, 1989, to September 30, 1990, and in such role had responsibilities for USX’s businesses not related to energy and steel. From January 1, 1987, until May 31, 1989, he was Senior Vice President and Comptroller of USX. Mr. Hernandez has his undergraduate degree from the University of Pittsburgh and his masters of business administration from the Wharton Graduate School of the University of Pennsylvania. He is Chairman of the Board of Trustees of BlackRock Open End Equity & Long-Term Bond Funds; lead director of American Casualty Excess (ACE) Limited; a director of Eastman Chemical Company; and a director of Tyco Electronics Corporation.

DAWNE S. HICKTON	Age: 51

Vice Chairman and Chief Executive Officer	Director since 2007

Ms. Hickton has served as the Vice Chairman and Chief Executive Officer of the Company since 2007. Since June 2005, she served as Senior Vice President of Administration and Chief Administrative Officer. In this capacity she managed the accounting, treasury, tax, business information systems, personnel and legal functions of the Company. From April 1997 until June 2004, Ms. Hickton was Vice President and General Counsel. She holds a bachelor’s degree from the University of Rochester and a juris doctor degree from the University of Pittsburgh. She is also a director of F.N.B. Corporation and a member of the Board of Trustees of the University of Pittsburgh.

EDITH E. HOLIDAY	Age: 57

Attorney	Director since 1999

Ms. Holiday was elected a director on July 29, 1999. She served as Assistant to the President and Secretary of the Cabinet in the White House from 1990 to 1993. Prior to that, she held several senior positions in the United States Treasury Department including General Counsel. She is a director of Hess Corporation; White Mountains Insurance Group, Ltd.; Canadian National Railway Company and H.J. Heinz Company. She is also a director or trustee of a number of investment companies in the Franklin Templeton Group of Funds. She has bachelor’s and juris doctor degrees from the University of Florida.

BRYAN T. MOSS	Age: 69

Retired Businessman	Director since June 2008

Mr. Moss was elected a director effective June 1, 2008, when the size of the Board was increased to eleven. He served as President Emeritus of Gulfstream Aerospace (a subsidiary of General Dynamics Corporation) from April 2007 until his retirement in March 2008, and prior to that served for four years as President of Gulfstream Aerospace and Executive Vice President, Aerospace Group, General Dynamics Corporation. Mr. Moss is currently serving as a consultant to General Dynamics and has served on the U.S.-Japan Business Council, the U.S.-China Business Council, and the U.S.-Hong Kong Business Council. He is also a member of the Georgia Tech Advisory Board and the Savannah College of Art and Design Board of Visitors.

MICHAEL C. WELLHAM	Age: 43

President and Chief Operating Officer	Director since 2007

Mr. Wellham has served as the President and Chief Operating Officer of the Company since 2007. Since 2002, he has served as Senior Vice President in charge of the Company’s Fabrication & Distribution Group, responsible for 14 RTI locations in seven countries. He came to RTI in 1998 with the acquisition of New Century Metals. Prior to that, Mr. Wellham was President of Advanced Aerospace Metals Corporation, a full line metals distributor that he led through the start-up phase. He holds a bachelor’s degree from the University of Phoenix and a masters of business administration from the University of Tennessee.

JAMES A. WILLIAMS	Age: 63

Retired Partner	Director since 2005
Ernst & Young
(accounting firm)

Mr. Williams retired as a Partner at Ernst & Young on September 30, 2003. He has over 37 years experience working with large multi-location clients and served in numerous leaderships roles, including Pittsburgh Office Managing Partner, Area Managing Partner, and Partner in Charge-Audit. He is a Certified Public Accountant and has a bachelor’s degree from Miami University.

Vote Required

Each share of RTI’s Common Stock is entitled to one vote per share. Under Ohio law and the Company’s Code of Regulations, the eleven director candidates receiving the greatest number of votes for election will be elected to the Company’s Board of Directors. Common Shares represented by properly executed and returned forms of proxy or properly authenticated voting instructions recorded through the Internet or by telephone will be voted for the election of the Board of Directors’ nominees unless authority to vote for one or more of the nominees is withheld. Common Shares as to which the authority to vote is withheld will not be counted toward the election of the individual nominees specified on the form of proxy.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE LISTED NOMINEES.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP (“PwC”) has served as the independent registered public accounting firm for RTI and its predecessors for a number of years. For 2008, PwC rendered professional services in connection with the audit of the financial statements of RTI and its subsidiaries, including review of quarterly reports and filings with the Securities and Exchange Commission and provided tax services. They are knowledgeable about RTI’s operations and accounting practices and are well qualified to act as the independent registered public accounting firm, and the Audit Committee has selected PwC as such for 2009.

Audit Fees

The aggregate fees billed for professional services rendered by PwC for the audit of RTI’s annual financial statements and review of financial statements in RTI’s Quarterly Reports on Form 10-Q in 2008 and 2007 were $1,907,580 and $2,117,053, respectively.

Audit-Related Fees

The aggregate fees billed for assurance and related services rendered by PwC that were related to the services described above were $9,000 in both 2008 and 2007. These services include certain agreed upon procedures related to compliance requirements.

Tax Fees

The aggregate fees billed for services rendered by PwC for tax services in 2008 and 2007 were $115,000 and $55,101, respectively. The services comprising these fees include federal and state tax return compliance, international tax consulting projects and assistance with new tax pronouncements.

All Other Fees

Other than fees disclosed above, there was a payment of $2,400 related to licensing fees in each of 2008 and 2007.

The Audit Committee preapproves the Audit Plan on an annual basis along with the estimated fees for the plan. At each regularly scheduled, quarterly meeting, the Audit Plan and fees incurred to date are reviewed, and any fees above the estimate are reviewed and approved or disapproved at the meeting. In addition, the Chairman of the Audit Committee has been delegated authority by the full Committee to preapprove additional audit and non-audit fees between meetings, subject to review by the full Committee at the next regularly scheduled meeting. For 2008 and 2007, 100% of PwC’s fees were preapproved.

Representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Vote Required

Ratification of the appointment of the independent registered public accounting firm requires the favorable vote of a majority of the votes cast. Each share of RTI’s Common Stock is entitled to one vote per share and only votes for or against the proposal count. Abstentions and broker non-votes do not count for voting purposes, but are counted for purposes of establishing a quorum. Broker non-votes occur when a broker returns a proxy but does not have authority from the beneficial owner to vote on a particular proposal.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS
RTI’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

PROPOSAL NO. 3

APPROVAL OF THE RTI INTERNATIONAL METALS, INC.
EMPLOYEE STOCK PURCHASE PLAN

On January 30, 2009, the Board approved the RTI International Metals, Inc. Employee Stock Purchase Plan, which we refer to as the ESPP, and directed that the ESPP be submitted to the shareholders for approval. The following is a summary of the ESPP and is qualified by reference to the full text of the ESPP. A copy of the ESPP is attached to this Proxy Statement as Annex A. The terms of our ESPP are summarized below.

The purpose of the ESPP is to encourage employee stock ownership to better align employees’ interests with those of our shareholders. The ESPP provides employees of RTI and certain designated subsidiaries (i.e., those subsidiaries designated as eligible to participate in the ESPP) with an opportunity to purchase shares of our common stock through accumulated payroll deductions. By participating in the ESPP eligible employees are able to purchase shares of our stock at a 5% discount to the fair market value. The maximum number of shares to be issued under the ESPP is 2,000,000. The shares to be sold to participants under the plan may, at our election, be newly issued shares, treasury shares or shares acquired in the open market or otherwise. If approved by the shareholders, the ESPP is anticipated to become effective following compliance by the Company with the rules and regulations set forth by the Securities and Exchange Commission and New York Stock Exchange.

Eligibility. All persons employed by us or a designated subsidiary are eligible to participate in the ESPP so long as their customary employment with the Company or designated subsidiary is at least twenty (20) hours per week and more than five (5) months in any calendar year. Eligible employees must enroll by completing a subscription agreement indicating the percentage of compensation to be withheld for each pay period. Participation by employees in the ESPP will be strictly voluntary. Employees who elect to participate in the ESPP are called “participants.”

When a participant has a separation from service or otherwise becomes ineligible to participate, ESPP participation will end. The participant will be treated as having withdrawn from the ESPP and accumulated payroll deductions for the period will be returned.

Based on our current headcount, we expect that approximately 1,300 U.S. employees will be eligible to participate in the ESPP initially, with an additional 300 non-U.S. employees at some point in the future.

Operation of the Plan. Participant contributions to the ESPP will be made by after-tax payroll deduction, also called a deferral percentage, up to approximately $1,980 per pay period (assuming monthly pay periods). For purposes of the ESPP, compensation generally includes all cash compensation from RTI or a designated subsidiary that is subject to federal income tax. Participants may not purchase stock with a fair market value exceeding $25,000 in the aggregate in any calendar year. Since the fair market value cannot exceed $25,000 and the purchase price of the stock is discounted 5% under the ESPP, the maximum dollar amount that may be deferred in any calendar year is $23,750.

The right to defer compensation under the ESPP to purchase stock will be considered an “offer”. Each calendar quarter is an “offering period”. During each offering period, amounts are withheld from each ESPP participant’s compensation based on the designated deferral percentage. The quarterly deferral amount will be used to purchase stock.

A participant’s payroll contributions will be used to purchase shares for the participant’s ESPP account on the last trading day of the quarterly offering period. Shares will be purchased at 95% of the fair market value (which is defined in the ESPP as the closing sales price of our common stock as quoted New York Stock Exchange (“NYSE”), or in the absence of the NYSE, the stock exchange with the greatest volume of trading in common stock on the last market trading day prior to the determination) of a share of our common stock on the last trading day of the quarterly purchase period. Whole shares will be purchased. Any remaining funds will be retained in the participant’s account for the following offering period. A book entry account for each ESPP participant will be maintained to record the number of shares accumulated and the deferral amount for the offering period.

A participant may elect to terminate participation prior to the commencement of an offering period. The participant may request to participate again in future offering periods by submitting a new subscription agreement. Participants will not receive interest on the dollars contributed to, or withdrawn from, the ESPP.

A participant may sell all or a portion of the ESPP shares at any time, but a participant cannot sell, assign or transfer payroll deductions credited to a participant’s account or any rights with regard to the exercise of an option or to receive shares under the ESPP, other than by will or the laws of descent and distribution. Options are exercisable only on the last day of the offering period, and they do not vest.

Administration of the Plan. The ESPP will be administered by the Board or a designated committee of members of the Board. Initially, the Board has designated the Company’s existing Retirement Board as responsible for administering the ESPP, with full discretion and exclusive power to make eligibility determinations under the ESPP.

The ESPP will be effective for a period of ten years from the date of the first monthly offering period. The Board reserves the right to amend or terminate the ESPP; however, no amendment can be made to increase the total number of shares that we may issue under the ESPP without shareholder approval.

In the event that our stock is changed by reason of a change in capitalization or the dissolution, liquidation, merger or sale of assets (collectively a “corporate transaction”) in which we are the surviving corporation, or similar changes to our capital structure, the plan administrator will appropriately adjust the number of shares of stock subject to the ESPP, the number of shares of stock to be purchased pursuant to an option, and the price per share of common stock covered by an option, and other relevant provisions of the ESPP.

In the event of a corporate transaction in which we are not the surviving corporation, the plan administrator may take such actions with respect to the ESPP that the plan administrator deems appropriate, which could be a determination that each option issued under the ESPP will be assumed by, or an equivalent option substituted by, the successor company or its affiliates, that the purchase date will be accelerated, or that all outstanding options will terminate and accumulated payroll deductions will be refunded.

We will pay the administrative expenses for the ESPP, including any expenses associated with the purchase of stock. However, we will not pay any other fees, such as the broker fees associated with a participant selling stock.

Restrictions on resale of the shares purchased under the ESPP. If approved by the shareholders, we will register the shares of stock that may be issued under the ESPP. Any restrictions on the sale of common stock that is acquired under the ESPP depends upon whether a participant is our “affiliate”. Affiliates generally include persons or entities who control, who are controlled by or who are under common control with our Company, such as officers, directors and 10% shareholders. Participants who are not affiliates may resell the common stock purchased under the ESPP without restriction. Affiliates may resell common stock purchased under the ESPP only as allowed under the provisions of Rule 144 of the Securities Act of 1933 or pursuant to a separate registration for sale of the shares.

Federal income tax consequences. The following generally describes the United States federal income tax consequences of ESPP participation for participants who are citizens or residents of the United States. State, local and foreign tax consequences are not addressed. The following description does not address any individual’s specific tax situation. The description is based on current federal income tax laws, and is subject to change when such laws change.

The ESPP is not intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. This means that the special income tax benefits of a Section 423 Plan are not available under our plan. Payroll deductions under the ESPP are made on an after-tax basis, which means that applicable federal and state tax withholding is applied to a participant’s pay before ESPP contributions are deducted. Shares purchased under the ESPP will be treated, for tax purposes, as though it had been acquired under a nonstatutory stock option. A participant will not recognize income by virtue of participating in the plan, but instead will recognize ordinary compensation income for federal income tax purposes at the time of each purchase. Taxable income will be measured by the excess, if any, in the value of the shares at the time of purchase over the purchase price. The compensation income recognized at the time of purchase will be treated as wages and will be subject to tax withholding and reporting by RTI.

Upon a resale of the ESPP shares by the participant, any difference between the sales price and the purchase price (plus any compensation income recognized with respect to such shares) will generally be a capital gain or loss and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year.

Federal Income Tax Consequences to Us. Since this plan is not intended to comply with Code Section 423, the Company will generally treat the excess of the value of the shares over the amount paid by the employee as compensation. Such compensation will be deductible in accordance with the same general laws that apply to cash compensation, and will similarly be subject to withholding and payroll taxes at that time.

Vote Required

Approval of the RTI Employee Stock Purchase Plan requires the favorable vote of a majority of the votes cast. Each share of RTI’s Common Stock is entitled to one vote per share and only votes for or against the proposal count. Abstentions and broker non-votes do not count for voting purposes, but are counted for purposes of establishing a quorum. Broker non-votes occur when a broker returns a proxy but does not have authority from the beneficial owner to vote on a particular proposal.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE
EMPLOYEE STOCK PURCHASE PLAN.

COMMITTEE REPORTS

Audit Committee Report

The Committee met with management, PricewaterhouseCoopers LLP, and representatives of the Internal Audit group (which is outsourced to Ernst & Young LLP) frequently throughout the year to review and consider the adequacy of RTI’s internal control over financial reporting and the objectivity of its financial reporting, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We also discussed with RTI’s management and PricewaterhouseCoopers LLP the process used for certifications by RTI’s chief executive officer and principal financial officer that are required for certain of RTI’s filings with the Securities and Exchange Commission. We have reviewed and discussed RTI’s 2008 audited financial statements with management and with PricewaterhouseCoopers LLP. The Committee also discussed with PricewaterhouseCoopers LLP the matters required to be communicated by Statement on Auditing Standards (SAS) No. 61 as amended by SAS No. 90 (Communications With Audit Committees).

In addition, the Committee received from PricewaterhouseCoopers LLP the written disclosures required by the Public Company Accounting Oversight Board’s (“PCAOB”) Rule 3256, Communication with Audit Committees Concerning Independence, and have discussed their independence with them. We have considered whether the provision by PricewaterhouseCoopers LLP of the professional services described above was compatible with the maintenance by PricewaterhouseCoopers LLP of its independent status and have determined that it was.

Based on these reviews and discussions, we recommended to RTI’s Board of Directors, and the Board has approved, that the Audited Financial Statements be included in RTI’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

James A. Williams (Chairman)
Donald P. Fusilli, Jr.
Ronald L. Gallatin
Robert M. Hernandez

Compensation Committee Report

The Compensation Committee (“Committee”) discharges the Board’s duties concerning executive compensation and prepares the report on such compensation required by the Securities and Exchange Commission.

The Committee met with management to review and discuss the Compensation Discussion and Analysis. Based on their reviews and discussions, the Committee recommended to RTI’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and this proxy statement.

Daniel I. Booker (Chairman)
Craig R. Andersson
Charles C. Gedeon
Edith E. Holiday
Bryan T. Moss

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table sets forth each person or entity known to us that may be deemed to have beneficial ownership of more than five percent of the outstanding Common Stock of RTI based on information publicly available as of February 17, 2009.

	Amount and
	Nature of		Percent of
Name and Address of Beneficial Owner	Beneficial Ownership		Class

Barclays Global Investors, NA	1,653,847	(1)	7.2%
400 Howard Street San Francisco, CA 94105
Franklin Resources, Inc.	1,539,200	(2)	6.7%
One Franklin Parkway San Mateo, CA 94403
Luxor Capital Group, LP	2,043,685	(3)	8.9%
767 Fifth Avenue, 19th Floor New York, NY 10153

(1)	This information is based solely on the Schedule 13G filed with the SEC on February 5, 2009, by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, and Barclays Global Investors (Deutschland) AG. Such filing indicates that Barclays Global Investors (Deutschland) AG has sole dispositive power over all such shares and sole voting power over 1,269,511 such shares; Barclays Global Investors, NA has sole dispositive power over 619,527 such shares and sole voting power over 511,817 such shares; Barclays Global Fund Advisors has sole dispositive power over 1,019,037 such shares and sole voting power over 757,234 such shares; and Barclays Global Investors, Ltd has sole dispositive power over 15,283 such shares and sole voting power over 460 such shares.

(2)	This information is based solely on the Schedule 13G filed with the SEC on February 9, 2009, by Franklin Resources, Inc. and the following members of its affiliated group: Charles B. Johnson; Rupert H. Johnson, Jr.; Franklin Advisory Services, LLC;. Such filing indicates that the shares are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc. Investment management contracts grant to the investment management subsidiaries all investment and/or voting power over the shares.

(3)	This information is based solely on the Schedule 13G filed with the SEC on February 17, 2009, by Luxor Capital Group, LP, Luxor Management, LLC, LCG Holdings, LLC, Christian Leone and various investment funds controlled and managed by the Luxor Capital Group. Such filing indicates shared dispositive and voting power over such shares as follows: Luxor Capital Group, LP, Luxor Management LLC and Christian Leone, 2,043,685 shares; LCG Holdings, LLC, 588,467 shares; Luxor Capital Partners, LP, 478,166 shares; LCG Select, LLC, 97,246 shares; Luxor Spectrum, LLC, 13,055 shares; Luxor Capital Partners Offshore, Ltd., 830,086 shares; LCG Select Offshore, Ltd., 447,714 shares; and Luxor Spectrum Offshore, Ltd., 86,552.

Security Ownership of Directors and Executive Officers

The following table sets forth information concerning the “beneficial ownership” of our common stock by each director and nominee, by each executive officer named in the Summary Compensation Table, and by all directors and executive officers as a group. “Beneficial ownership” is a concept which takes into account shares that may be acquired within 60 days (such as by exercising vested stock options) and shares as to which the named person has or shares voting and/or investment power. Information is provided as of January 31, 2009. Absence of an entry in the Percent of Class column indicates beneficial ownership of less than 1%.

	Amount and
	Nature of	Percent of
Name	Beneficial Ownership (1)	Class (2)

Craig R. Andersson	35,658	—
Daniel I. Booker	22,406	—
Donald P. Fusilli	7,651	—
Ronald L. Gallatin	80,000	—
Charles C. Gedeon	15,203	—
Stephen R. Giangiordano	54,829	—
Robert M. Hernandez	59,268	—
Dawne S. Hickton	113,899	—
Edith E. Holiday	12,983	—
William T. Hull	34,181	—
Bryan T. Moss	1,160
William F. Strome	20,443	—
Michael C. Wellham	33,163 (3)	—
James A. Williams	5,845	—
All directors and executive officers as a group (15 persons)	510,368	2.2%

(1)	Includes the following number of shares of common stock subject to stock options exercisable within 60 days for the following persons: Craig R. Andersson: 6,000; Stephen R. Giangiordano: 23,433; Dawne S. Hickton: 32,668; William T. Hull: 17,199; William F. Strome: 3,333; Michael C. Wellham: 6,903.

(2)	There were 23,087,394 shares outstanding as of January 31, 2009. In accordance with the rules and regulations of the Securities Exchange Commission, in computing the percentage ownership for each person listed, any shares which the listed person had the right to acquire within 60 days are deemed outstanding, however, shares which any other person had the right to acquire within 60 days are disregarded in the calculation. Therefore, the denominator used in calculating beneficial ownership among the persons listed may differ for each person. No percentage is shown for ownership of less than one percent.

(3)	Excludes an indeterminate number of shares underlying units in a unitized stock fund, which is an available investment option under RTI’s defined contribution employee savings plan. As of January 31, 2009, Mr. Wellham had 14,542.50 units under such plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  A. Overview and Pay Philosophy

For the 2008 executive compensation detailed in the tables that follow this discussion and analysis, our Board of Directors empowered the Compensation Committee (the “Committee” or the “Compensation Committee”) to discharge the Board’s duties concerning executive compensation and to advise the Board on the Company’s compensation philosophy, programs, and objectives. Specifically, the Committee makes decisions regarding compensation of our named executive officers in accordance with the Committee’s Charter and in accordance with the Company’s compensation philosophy. The Committee is responsible for the review and approval of the Company’s compensation philosophy including executive compensation programs, plans and awards; for policies, principles and procedures for the selection of performance objectives of the CEO and other named executive officers; for establishing compensation levels for the named executive officers based on the Committee’s evaluation of performance; and for recommending CEO compensation levels to the Board based on the Committee’s evaluation of performance.. The Committee also administers RTI’s stock-based compensation plans (including the shareholder-approved 2004 Stock Plan) through which long-term incentive compensation awards are granted to our named executive officers and other managers and employees.

Consistent with the Committee’s mandate, RTI has adopted a comprehensive statement entitled “Pay Philosophy and Guiding Principles Governing Officer Compensation” (the “Pay Philosophy”). The overall philosophy related to our officer compensation programs set out in the Pay Philosophy is as follows:

•	To promote achievement of the Company’s business objectives and reinforce its strategies;

•	To align the interests of the Company’s officers with those of its shareholders;

•	To provide pay that is externally competitive and internally equitable; and

•	To promote retention of officers and non-officer executives who perform well.

The Company’s compensation programs, as outlined in the Pay Philosophy, are managed to help communicate desired results and promote decisions and actions that produce those results. Specifically, the Pay Philosophy states that the Company’s compensation programs should be characterized by:

•	Variability — a large portion of total compensation will be based on Company performance recognizing the highly cyclical nature of the business and the need to maintain conservative compensation levels during business downturns. Salaries will generally be maintained at competitive levels with the major opportunities for significant upward shifts in total compensation to be provided from performance-based bonus and long-term incentives;

•	Clarity — performance objectives for bonuses and long-term incentive programs will be clearly articulated;

•	Communicability — officers will be made aware of and fully understand their earnings potential for a given year and what specific actions and results are necessary to achieve those earnings; and

•	Strategic Emphasis — compensation programs will include recognition of the roles of various elements of pay in attracting, retaining and motivating employees, the aspects of performance that each element is best suited to reward, and the characteristics of the Company and its officers that point to emphasis on specific elements of pay.

  B. Elements of Named Executive Officer Compensation

The Company’s comprehensive compensation program consists of the following elements for our named executive officers:

•	Salary: Executive salary addresses current compensation and is paid to attract and retain qualified personnel and to provide a guaranteed level of income regardless of performance as well as recognition of consistent excellent performance over a number of years. An individual’s salary may fall anywhere in a pre-determined range, the midpoint of which for each position will be maintained near the median of that for similar positions at appropriate comparator companies with a maximum near the seventy-fifth percentile of the comparator group. However, individual salaries and salary adjustments will reflect a variety of factors including the responsibilities and scope of the position, relevant experience, time in position and individual performance as measured by the executive’s annual performance review.

•	Bonuses: The major role of annual incentive compensation (i.e., annual bonuses) is to motivate officers through the recognition of attainment of specific key short-term objectives and/or other strategic milestones or operational goals. The bonus award opportunity guidelines set forth in the Pay Philosophy call for annual bonuses for target performance as a percentage of base salary to be established near the median of that for similar positions at appropriate comparator companies.

No bonus will be paid to an officer whose individual performance is judged to be unacceptable regardless of the level of corporate performance. Likewise, the Compensation Committee may, in order to retain valued executives, pay bonuses to recognize exceptional individual performance regardless of the level of corporate performance.

•	Long-term Incentives: Long-term incentive awards are designed specifically to reward increases in shareholder wealth as measured by the price of the Company’s common stock as well as improvement in earnings per share. They also align the compensation of our executives with the interests of our shareholders. Long-term incentive grants are currently made pursuant to the Company’s 2004 Stock Plan and may be made in a combination of stock (which, under the 2004 Stock Plan, may be awards of restricted shares, performance shares, phantom stock or non-restricted shares) and stock options.

°	Our stock options are designed to align management’s interest with that of our shareholders and have value only if our stock price increases over time. Options are granted at fair market value on the date of grant and vest ratably over three years.

°	Because it is important to us to provide compensation that is externally competitive and to retain our executive officers, we utilize time-based restricted share awards that vest ratably over five years. Grants of restricted stock also build the ownership of our new executive team and provide stability to the program when markets are down.

°	Our executives who are granted performance share awards will earn shares of our common stock in amounts ranging from 0% to 200% of a target number of shares based upon the total shareholder return of RTI as compared to our peers over a three-year performance period.

The Committee intends to cause approximately 40% of the value of long-term incentives to be in the form of performance share awards for each named executive officer. The remaining long-term incentives are split, with approximately 40% consisting of restricted shares and 20% consisting of stock options for our CEO and COO and split approximately 35% consisting of restricted shares and 25% consisting of stock options for our other named executive officers.

•	Stock Ownership Guidelines: In October of 2008, our Board of Directors approved stock ownership guidelines applicable to certain executive officers of the Company. Under the guidelines, each participating officer has been asked to achieve certain stock ownership levels based on a percent of base salary (calculated by award price or cost basis of the shares, as applicable). The current guidelines call for the following stock ownership goals:

Chief Executive Officer	5 times base salary
Chief Operating Officer	4 times base salary
Executive and Senior Vice Presidents	3 times base salary
Certain Vice Presidents	2 times base salary

Under the guidelines, participants will be given a five-year period to accumulate sufficient equity through various means (including open market purchases, ESPP purchases (if approved), restricted stock ownership and shares owned through 401(k) or Company savings plans), after which Board discretion will be used to address situations where the applicable guidelines have not been achieved.

•	Health and Welfare Benefits: We provide certain health and welfare benefits to our named executive officers which are not tied to any individual or corporate performance objectives and are intended to be part of an overall competitive compensation program. Our named executive officers participate in these plans on the same terms as other eligible employees, subject to any regulatory limits on amounts that may be contributed by or paid to the named executive officers under such health and welfare plans.

•	Perquisites: In November 2008 our Board of Directors moved to restrict the issuance of perquisites to only those that are deemed to serve legitimate business functions. To that end, tax preparation and financial planning advice, certain business-related club memberships that are utilized by the Company as a whole, and annual executive medical exams were retained while personal club memberships, automobile allowances and other perquisites were eliminated. Perquisites are discussed in greater detail in the footnotes to and narrative disclosure following the Summary Compensation Table.

•	Post-Employment Compensatory Arrangements:

°	Pension Plan. We have a qualified defined benefit plan that covers each of our current named executive officers except for Mr. Wellham and Mr. Strome. The benefits are based on a formula which includes a percentage of the participant’s average monthly base salary multiplied by continuous years of service. See “Retirement Benefits” for a description of our defined benefit plan.

°	Supplemental Pension Program. Our named executive officers also participate in the Supplemental Pension Program, a non-qualified defined benefit plan. It entitles the executives to specified annual benefits based upon average annual bonuses and years of service if they retire after age 60 or prior to age 60 with 30 years of service with RTI’s consent. See “Retirement Benefits” for a description of our supplemental pension program.

°	401(k) Plan. Mr. Wellham and Mr. Strome, who do not participate in the defined benefit pension plan, may participate in the Company-wide 401(k) defined contribution plan in which the Company contributes 50% of the first 8% of an executive’s base salary and bonus contributed by the executive, subject to applicable Internal Revenue Code limits. Other named executive officers may participate in the 401(k) plan up to applicable Internal Revenue Code limits but the Company does not match their contributions.

°	Change in Control Severance Policy. Each named executive officer is eligible to participate in our executive change in control severance policy, which entitles our CEO to a benefit equal to 2.5 times her annual base salary and bonus and each other named executive officer to a benefit equal to 2 times their annual base salary and bonus, in each case if the executive’s employment with the Company is terminated by the Company other than for cause, death or disability, or by the executive for good reason within 24 months after a change in control of the Company. Also, upon such event the executives will be entitled to accelerated vesting of previously unvested stock-based long-term incentive awards, the continuation of life, disability and health insurance benefits for a specified period, and a “gross-up” payment in certain circumstances if the executive is subject to excise taxes because of these provisions.

°	Non-Change in Control Severance Policy. Each named executive officer is also eligible to participate in our executive non-change in control severance policy. It entitles the named executive officers to certain severance benefits in the event that the Company terminates the executive’s employment other than for cause, death or disability outside of the context of a change of control, if the Company breaches the executive’s employment agreement in certain circumstances or if the Company reduces the executive’s base salary without the executive’s consent. In such event, our CEO will be entitled to a benefit equal to 2 times her annual base salary and bonus, the COO will be entitled to 1.5 times his annual base salary and bonus and each other named executive officer will be entitled to a benefit equal to 1 times their annual base salary and bonus. Participants are also entitled to the continuation of life, disability and health insurance benefits for a specified period.

Tax Considerations

The Committee considers the impact of the applicable tax laws with respect to executive compensation. In certain circumstances, applicable tax laws impose potential penalties on compensation or result in a loss of deduction to RTI for such compensation.

Participation in and compensation paid under our plans, contracts and compensation arrangements may result in the deferral of compensation that is subject to the requirements of Section 409A of the Internal Revenue Code. While we intend for our plans, contracts and compensation arrangements to be structured and administered in a manner that complies with the requirements of Section 409A, to the extent that our plans, contracts and compensation arrangements fail to meet certain requirements under Section 409A, compensation earned thereunder may be subject to immediate taxation and tax penalties.

With certain exceptions, Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to certain covered employees. Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation.” The Committee reserves the right to provide both market and performance-based compensation to covered employees. Certain awards, such as stock options, are intended to qualify for deduction under Section 162(m). Other types of awards, such as restricted shares and performance share awards, however, may not qualify for the performance-based exception and therefore may not be deductible under Section 162(m). While the Committee considers the tax impact of any compensation arrangement, it reserves the right to approve non-deductible compensation that is consistent with the overall pay philosophy of the Company.

If a change in control of the Company results in the payment of severance or the accelerated vesting of equity-based awards, a disqualified individual could, in some cases, be considered to have received “parachute payments” within the meaning of Sections 280G and 4999 of the Internal Revenue Code. A disqualified individual can be subject to a 20% excise tax on excess parachute payments and the Company can be denied a tax deduction. Our executive change in control severance policy discussed above provides that if it is determined any payment or benefit thereunder would constitute an excess parachute payment, the Company will pay a gross-up payment, subject to certain limitations, such that the net amount retained by the disqualified person after the application of any excise taxes will be equal to such payments or distributions. Gross-up payments will not be deducted by the Company.

  C. Overview of the Decision Making Process

In January 2008, with input from the individual executives as well as the Chairman of the Board of Directors, Ms. Hickton established specific performance-based objectives for each member of the executive team, based upon various factors including the immediate past performance of the Company and its reporting segments, the projected market conditions in the industry, and the short and long-term strategic plan of the Company as established by the Board. At the same time, and using the same general factors, the Compensation Committee and the Chairman of the Board established specific performance-based objectives for Ms. Hickton. Each performance-based objective is reviewed by the Compensation Committee and approved by the Board of Directors. Executive performance against the objectives is evaluated and monitored throughout the year.

In October, the CEO reviewed the performance of the other named executive officers for the purpose of setting base salary for the following year and bonus and incentive compensation for the year then ending. She reviewed the RTI stock price during the year; the Company earnings per share and return on invested capital (each determined in accordance with Company accounting policy) as compared to the Company’s annual business plan; and individual performance for each of the named executive officers as compared against their personal and team objectives set the prior year, and discussed these factors with members of the Compensation Committee and the Chairman of the Board.

After discussions concerning executive compensation at its regular October meeting, the Compensation Committee reconvened in early December with the CEO and discussed the current financial condition of the Company and the elements of compensation for the named executive officers. Members of the Committee made recommendations to Ms. Hickton for her to consider in preparing final recommendations to the Committee. Using this information, with input from the Chair of the Compensation Committee and the Chairman of the Board, basic information regarding trends in executive salaries in the manufacturing industry, and market data on comparator companies, the CEO made recommendations as to the compensation of the other named executive officers. The recommendations, along with tally sheets summarizing each executive’s current compensation and aggregate stock holdings and benefits were distributed to the Compensation Committee in advance of the January 2009 Committee meeting. The overall purpose of the tally sheets is to bring together, in one place, all the elements of compensation so that the Committee may analyze both the individual elements of compensation (including the compensation mix) as well as total compensation.

In January 2009, the Committee reviewed and considered the recommendations of the CEO with respect to the other executive officers and then, with the assistance of the Chairman of the Board, reviewed the performance of the CEO in the same manner that the CEO evaluated the other executive officers. The Committee then made the final determination as to base salaries for the new year and any bonus and incentive compensation for the immediate past year’s performance based upon each individual’s status and performance, in each case consistent with the Pay Philosophy set forth above. Awards of long-term, equity-based compensation were granted at this January meeting.

  D. Analysis of Compensation Awards for Our Named Executive Officers

Beginning in late 2007 and through January 2008, in order to determine base salaries for 2008, the Compensation Committee reviewed the compensation practices among peer companies to ensure the appropriateness of the Company’s compensation program design and compensation levels. Towers Perrin, a national benefits consulting firm, was engaged to report directly to the Compensation Committee as its independent compensation consultant to advise on compensation matters. The consultant participated in Committee meetings throughout 2007, 2008 and 2009 and was engaged to advise on compensation trends and best practices, plan design and the reasonableness of individual compensation awards.

The consultant employed a benchmarking process as an assessment tool that compares elements of RTI’s compensation programs with those of other companies that have similar characteristics. The purpose of the benchmarking process is to:

•	Understand the competitiveness of current pay levels relative to peer companies with similar revenues and business characteristics;

•	Understand the alignment between executive compensation levels and Company performance; and

•	Serve as a basis for developing salary adjustments and incentive awards for the Compensation Committee’s approval.

When advising the Compensation Committee on 2008 base salary and incentive compensation, the consultant used both market compensation data from reputable compensation surveys (Towers Perrin, Mercer, and Watson Wyatt) representing general industry companies and a more specific analysis of proxy disclosures from publicly-owned peer companies. The peer group was developed based on a set of characteristics that include:

•	Annual revenues that range from $100 million to $2.0 billion;

•	Relevant Global Industry Classification System (GICS) codes; and

•	Asset-intensive companies similar to RTI.

The following 2008 compensation peer group was established in October 2007:

Aeroflex Inc.	Dril-Quip Inc.	Kaydon Corp.	Olympic Steel Inc.
AMCOL International Corp.	Ducommun Inc.	LMI Aerospace Inc.	Steel Technologies Inc.
Brush Engineered Materials Inc.	Eagle Materials Inc.	Myers Industries Inc.	Texas Industries Inc.
Carpenter Technology Corp.	Easterline Technologies Corp.	NN Inc.	Titanium Metals Corp.
Castle (AM) & Co.	Intermagnetics General Corp.	Northwest Pipe Company	Triumph Group Inc.

Peer group pay practices for each pay element were analyzed for base salary, target annual bonus opportunities and long-term incentives. The peer group data was supplemented by broader general industry data from compensation surveys to facilitate the evaluation of compensation levels and design.

Towers Perrin presented the Compensation Committee with ranges of base salary, target annual bonus as a percentage of salaries and target long-term incentives as a percentage of salaries for each of our named executive officers. In January 2008, the Compensation Committee reviewed these ranges and determined changes to the base salaries and incentive targets for each named executive officer as described below. In making this determination, the Committee considered each executive officer’s experience in the position, the amount of the increase of the salary level over the current compensation and relative internal positioning. In the case of each of our named executives, the base salaries used for 2008 were below the median of the ranges determined by the peer group and the broader industry surveys. The Compensation Committee believed this was appropriate as each executive was new to their respective positions in 2007 and due to the performance of the Company.

Based upon the Towers Perrin recommendations, the Committee established base compensation and target bonus amounts for 2008 as follows:

	Base Salary	Target Bonus

Dawne S. Hickton	$525,000	75% of Salary
Michael C. Wellham	$380,000	60% of Salary
Stephen R. Giangiordano	$300,000	50% of Salary
William T. Hull	$275,000	50% of Salary
William Strome	$260,000	50% of Salary

To adjust for the elimination of certain perquisites as discussed above, a one-time adjustment was made to the base salaries of the executive officers effective November 1, 2008: Ms. Hickton’s base salary was increased to $537,000; Mr. Wellham’s base salary was increased to $396,836; Mr. Giangiordano’s salary was increased to $316,272; Mr. Hull’s base salary was increased to $287,000; and Mr. Strome’s base salary was increased to $280,652.

The Company maintains a discretionary annual cash bonus program not tied to specific formulas. In January 2009, when reviewing the performance of the named executive officers for purposes of determining if bonuses and long-term incentive compensation should be awarded for 2008, the

Committee took into consideration RTI’s operating and financial performance as well as the change in share price during the year. The Committee noted that the Company’s earnings, earnings per share, return on invested capital, and cash flow were each considerably under the Company’s annual plan. The Committee also noted that RTI’s share price declined from December 31, 2007 to December 31, 2008 by approximately 79%. It was noted that the peer group showed an aggregate decline during the period of approximately 53% and the S&P 500 declined by approximately 38%. While these results clearly indicate that the Company and thus the executives did not meet the stated financial and stock performance goals, the Committee did recognize that to some degree this performance was outside the control of our CEO and named executives and is attributable to the global economic recession and liquidity crisis and delays in the anticipated Boeing 787 project. Notwithstanding the industry and worldwide slowdown, sales for the year were recorded at the second highest amount in Company history and operating income was the third highest in Company history. The Committee also noted the fact that the Company successfully refinanced its credit facility during the year with attractive terms to the Company notwithstanding the global credit crises thus leaving the Company with strong cash flow and a strong balance sheet.

Each of the executive officers is also responsible for five team objectives, including implementing the Company’s strategic plan, aiding in the announced capital expansion projects with respect to a new sponge plant and mill facility, meeting Company safety goals for reportable incidents during the year and budgeting and forecasting. All of the team objectives were met during the year.

The Committee also measures executive performance against pre-determined personal objectives. Specific objectives for 2008 for Ms. Hickton were to develop a succession planning process for levels immediately below the executive officer level, lead industry efforts to support legislation concerning military procurement of specialty metals, continue to drive the strategic planning process throughout the Company, develop and strengthen relationships with key customers and suppliers, support objectives to improve operating results in the Company’s Fabrication Group, and achieve a new collective bargaining agreement for the work force at the Company’s Niles Ohio facility. Certain of the other named executive officers shared some of Ms. Hickton’s objectives and were tasked with other goals and objectives specific to their individual tasks and responsibilities.

The following chart summarizes the achievement of each of the named executive officer’s personal objectives:

	Number of	Number of Personal
	Personal Objectives	Objectives Achieved

Dawne S. Hickton	6	5
Michael C. Wellham	4	3
Stephen R. Giangiordano	4	3
William T. Hull	4	3.5
William Strome	6	5.5

The personal objective that Ms. Hickton did not meet was a goal to improve operating results in the Fabrication Group, which was significantly impacted by the announced delays in the Boeing 787 program.

After considering the Company’s overall performance, each executive’s performance against their personal objectives, and the performance of the executive management team as a whole and the general economic conditions, the Committee decided to award cash bonuses at less than the target amount for our CEO and each of the other named executive officers. The main reason for this decision was the failure of the Company and the executives to achieve the stated financial goals and stock performance goals. Specifically, Ms. Hickton and Mr. Hull received bonuses in the amount of approximately 75% of the targeted amount. Mr. Wellham and Mr. Giangiordano received bonuses in amounts of approximately 70% of their respective targeted amounts. Mr. Strome was awarded a bonus at 80% of his targeted amount. The variation in the percentage of target amount awarded was primarily in relation to the achievement by each individual of his or her personal objectives.

Long-term incentive awards were granted to the named executive officers approximately at target levels (based on base salaries in place prior to any adjustments made in connection with the Company’s elimination of certain perquisites). Ms. Hickton’s awards included time-based awards (restricted shares and stock options) and performance awards in aggregate at a value of approximately 200% of her base salary. Mr. Wellham received such long-term incentives at a value of approximately 110% of his base salary. Mr. Giangiordano’s long-term incentives were granted in an aggregate amount of approximately 100% of his base salary and each of Mr. Hull and Mr. Strome were granted such awards in aggregate amounts of approximately 80% of their respective salaries. In each case, these awards were made at the targeted amounts established at the beginning of the year. The Committee believes that awards of the long-term incentives at target levels are appropriate for several reasons. Each named executive’s performance was at least at the expected level. The overall compensation program is based on peer group data and is designed to keep compensation in-line with the Company’s peers and to put 60% or more of long-term incentive awards (performance shares and stock options) at risk if future performance is not achieved. And despite the performance of the Company’s stock and the overall market during 2008, the Company achieved the second highest sales and third highest operating income in the Company’s history.

  E. Changes in Compensation for 2009

In light of the Company’s disappointing stock performance, the general state of the global economy, and the uncertainties in the Company’s markets heading into 2009, the Committee determined to maintain base salaries at 2008 levels and to forgo any annual increases for our CEO and each of the named executive officers except for Mr. Strome. The Committee believes the salary freeze is appropriate and prudent despite benchmark data that would support increases and will best prepare the Company to be competitive in the coming year, which is expected to remain difficult. The freeze in salaries is also partially a result of the failure of the Company and the executives to meet the stated financial goals for 2008. Mr. Strome’s base salary increased to $306,659 to bring him closer in line with the median salary for similar positions within the peer group and to account for the increased responsibilities taken on during 2008.

Summary Compensation Table

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
						Incentive	Deferred	All Other
Name and				Stock	Option	Plan	Compensation	Compensation
Principal Position (1)	Year	Salary	Bonus (2)	Awards (3)	Awards (3)	Compensation	Earnings (4)	(5)	Total

Dawne S. Hickton	2008	$518,667	$294,000	$762,821	$160,680	N/A	$111,140	$29,124	$1,876,432
Vice Chairman and Chief	2007	375,003	300,000	391,544	145,718	N/A	97,749	130,626	1,440,640
Executive Officer	2006	259,000	250,000	213,826	103,492	N/A	56,291	39,226	921,835
Michael C. Wellham	2008	378,223	160,000	300,538	80,955	N/A	35,906	28,978	984,600
President and Chief	2007	273,755	190,000	147,119	84,055	N/A	49,095	21,978	766,002
Operating Officer	2006	158,000	125,000	34,311	32,826	N/A	—	7,004	357,141
Stephen R. Giangiordano	2008	298,546	105,000	245,015	80,930	N/A	120,604	19,899	869,994
Executive Vice President	2007	224,089	150,000	161,719	94,645	N/A	132,259	12,814	775,526
of Technology and Innovation	2006	164,000	130,000	51,673	58,160	N/A	96,378	10,208	510,419
William T. Hull	2008	274,917	103,000	237,766	83,071	N/A	25,736	15,135	739,625
Senior Vice President and	2007	238,755	140,000	208,376	124,702	N/A	24,120	—	735,953
Chief Financial Officer	2006	205,000	150,000	110,401	122,662	N/A	17,154	20,315	625,532
William F. Strome	2008	263,447	104,000	174,333	163,470	N/A	1,601	29,644	736,495
Senior Vice President -	2007	31,516	—	10,405	14,513	N/A	—	—	56,434
Strategic Planning	2006	—	—	—	—	N/A	—	—	—
and Finance

(1)	Ms. Hickton and Messrs. Wellham, Giangiordano and Hull were promoted to their current positions effective April 27, 2007. Mr. Strome was hired November 19, 2007.

(2)	Represents the cash bonus paid to the named executive officers for their performance during 2008.

(3)	Represents the proportionate amount of the total fair value of restricted stock, performance shares, and option awards recognized by the Company as an expense in 2008 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to the service-based vesting conditions. The fair values of these awards and the amounts expensed in 2008 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”). The awards for which expense is shown in this table include the awards described in the Grants of Plan-Based Awards table of this Proxy Statement, as well as awards granted in 2004, 2005, 2006, and 2007, for which we continued to recognize expense in 2008. The assumptions used in determining the grant date fair values of these awards are set forth in Note 13 to the Company’s Consolidated

Financial Statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

(4)	Reflects the increase during 2008 in actuarial present values of each named executive officer’s accumulated benefits under our Pension Plan for Eligible Salaried Employees and our Supplemental Pension and Excess benefit plans.

(5)	Represents the aggregate incremental cost to the Company with respect to the perquisites and other personal benefits provided to the named executive officer in 2008.

All Other Compensation Table

The following table describes each component of the All Other Compensation column in the Summary Compensation Table:

							Change in
					Company	Severance	Control
			Tax	Insurance	Contributions	Payments/	Payments/
Name	Year	Perquisites (1)	Reimbursements	Premiums	to DC Plans (2)	Accruals	Accruals	Total

Dawne S. Hickton	2008	$29,124	N/A	N/A	$—	N/A	N/A	$29,124
	2007	130,626	N/A	N/A	—	N/A	N/A	130,626
	2006	39,226	N/A	N/A	—	N/A	N/A	39,226
Michael C. Wellham	2008	21,228	N/A	N/A	7,750	N/A	N/A	28,978
	2007	14,228	N/A	N/A	7,750	N/A	N/A	21,978
	2006	—	N/A	N/A	7,004	N/A	N/A	7,004
Stephen R. Giangiordano	2008	19,899	N/A	N/A	—	N/A	N/A	19,899
	2007	12,814	N/A	N/A	—	N/A	N/A	12,814
	2006	10,208	N/A	N/A	—	N/A	N/A	10,208
William T. Hull	2008	15,135	N/A	N/A	—	N/A	N/A	15,135
	2007	—	N/A	N/A	—	N/A	N/A	—
	2006	20,315	N/A	N/A	—	N/A	N/A	20,315
William F. Strome	2008	21,894	N/A	N/A	7,750	N/A	N/A	29,644
	2007	—	N/A	N/A	—	N/A	N/A	—
	2006	—	N/A	N/A	—	N/A	N/A	—

(1)	Represents the aggregate incremental costs to the Company in 2008 for all perquisites and personal benefits for the listed individuals. Perquisites and personal benefits for 2008 consisted of (i) usage of Company-owned automobiles and related expenses or automobile allowances for each named executive officer, (ii) country and city club membership dues for Messrs. Giangiordano, Wellham, Strome, and Ms. Hickton, (iii) annual tax preparation and advisory services for Messrs. Wellham, Giangiordano, Hull, and Strome, and (iv) annual executive physical examination and diagnostic services at a designated medical facility for Ms. Hickton and Messrs. Giangiordano, Hull, and Wellham. Effective November 1, 2008, the principal perquisite programs that may be utilized by the named executive officers include tax preparation and annual executive medical exams. Unless a dollar amount is included in this footnote, none of these benefits individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the listed individuals.

(2)	Represents the Company’s 401(k) matching contribution for the named executive officer. Mr. Wellham and Mr. Strome are the only named executive officers in the Company’s defined contribution 401(k) plan who received a matching contribution.

Grants of Plan-Based Awards Table

										All Other	All Other
										Stock	Option
										Awards:	Awards:	Exercise	Closing
			Estimated Future Payouts			Non-	Estimated Future Payouts			Number	Number of	or Base	Price
			Under Non-Equity Incentive			Equity	Under Equity Incentive			of Shares	Securities	Price of	of Stock	Full
	Grant	Approval	Plan Awards			Rights	Plan Awards (1)			of Stock	Underlying	Option	on Date	Grant Date
Name	Date	Date	Threshold	Target	Maximum	(#)	Threshold	Target	Maximum	or Units (2)	Options (3)	Awards (4)	of Grant	Fair Value (5)

Dawne S. Hickton	1/25/2008	1/25/2008	—	—	—	—	3,750	7,500	15,000	—	—	—	—	$480,450
	1/25/2008	1/25/2008	—	—	—	—	—	—	—	—	9,000	$51.17	$51.74	164,340
	1/25/2008	1/25/2008	—	—	—	—	—	—	—	11,200	—	—	—	573,104
Michael C. Wellham	1/25/2008	1/25/2008	—	—	—	—	1,550	3,100	6,200	—	—	—	—	198,586
	1/25/2008	1/25/2008	—	—	—	—	—	—	—	—	3,700	51.17	51.74	67,562
	1/25/2008	1/25/2008	—	—	—	—	—	—	—	4,700	—	—	—	240,499
Stephen R. Giangiordano	1/25/2008	1/25/2008	—	—	—	—	1,100	2,200	4,400	—	—	—	—	140,932
	1/25/2008	1/25/2008	—	—	—	—	—	—	—	—	3,300	51.17	51.74	60,258
	1/25/2008	1/25/2008	—	—	—	—	—	—	—	3,000	—	—	—	153,510
William T. Hull	1/25/2008	1/25/2008	—	—	—	—	900	1,800	3,600	—	—	—	—	115,308
	1/25/2008	1/25/2008	—	—	—	—	—	—	—	—	2,600	51.17	51.74	47,476
	1/25/2008	1/25/2008	—	—	—	—	—	—	—	2,400	—	—	—	122,808
William F. Strome	1/25/2008	1/25/2008	—	—	—	—	900	1,800	3,600	—	—	—	—	115,308
	1/25/2008	1/25/2008	—	—	—	—	—	—	—	—	—	51.17	51.74	0
	1/25/2008	1/25/2008	—	—	—	—	—	—	—	—	—	—	—	0

(1)	Represents the number of performance share awards granted in 2008 to the named executive officers. Performance shares awards earn shares of the Company’s Common Stock in amounts ranging from 0% to 200% of the target number of shares based upon the total shareholder return of the Company compared to a designated peer group over a pre-determined performance period.

(2)	Represents the number of shares of restricted stock awards granted in 2008 to the named executive officers. These awards vest ratably in five equal annual installments beginning one year after the grant date.

(3)	Represents the number of shares underlying stock option awards granted in 2008 to the named executive officers. These awards vest ratably in three equal annual installments beginning one year after the grant date.

(4)	Represents the exercise price for the stock options granted, which is determined based on the average of the high and low market prices on the date of grant.

(5)	Represents the grant date fair value of the award determined in accordance with SFAS 123(R). The grant date fair value for restricted stock awards is based on the average of the high and low market prices on the date of grant. The grant date fair value for stock option awards is based on the Black-Scholes option pricing model. The actual value, if any, that a named executive officer may realize upon exercise of stock options will depend on the excess of the stock price over the base value on the date of exercise. As such, there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model. The fair value of the performance share awards granted was calculated using a Monte Carlo Model which incorporates the market-based performance conditions within the grant. The assumptions used in determining the grant date fair values of these awards are set forth in the Note 13 to the Company’s Consolidated Financial Statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

The tables above summarize the total compensation paid to or earned by each of named executive officers for the fiscal year ended on December 31, 2008. The narrative below describes current employment agreements and material employment terms with each of our named executive officers, as applicable, and provides additional description with respect to the compensation components set forth in the above tables.

Employment Agreements

The Company entered into amended and restated letter agreements with each named executive officer on December 31, 2008. These amended and restated letter agreements superseded any previous agreements in place between the executives and the Company with respect to their employment.

Except as described below, each of the five letter agreements are identical. In each case the named executive will be employed by the Company for an initial three-year term. Each executive’s employment will be automatically extended for additional one year periods until the executive attains age 65 unless either the Company or the executive gives prior notice that the agreement will not be renewed. The Company may terminate an agreement at any time for any reason including “cause” as defined in the agreement. If an executive’s employment is terminated for “cause” he or she will be entitled to no further compensation except for any base salary accrued and unpaid on the date of termination. If the Company terminates the executive’s employment other than for cause and not in connection with a “change in control” of the Company as defined, the provisions of the Company’s Executive Non-Change in Control Severance Policy, as described on page 38 of this proxy statement, will be effective. If the Company terminates the executive’s employment other than for cause and in connection with a “change in control” of the Company as defined, the provisions of the Company’s Executive Change in Control Severance Policy, as described on page 37 of this proxy statement, will be effective.

Each executive who is party to a letter agreement has agreed not to do any of the following during the period equal to the longer of 12 months (24 months in the case of Ms. Hickton) after termination of employment or the period during which the executive is receiving any severance benefits: compete with the Company or be involved with any business that has as its principal business the production of titanium; solicit the business of any Company customer, supplier or licensee; or induce or attempt to influence any employee of the Company or its affiliates to terminate his or her employment with the Company or its affiliate.

Under the terms of the letter agreements, each executive officer will be paid the annual salary set forth therein, subject to increases from time to time in the sole discretion of the Company. In addition to base salaries, each executive is eligible to receive bonuses as the Board of Directors of the Company may determine under the Company’s Pay Philosophy and Guiding Principles Governing Officer Compensation, which is discussed under “Compensation Discussion and Analysis” on page 18, and will be eligible to participate in the Company’s stock incentive plan. Each executive is also entitled to paid vacation and other benefits in accordance with the Company’s existing policies and existing and future applicable employee benefit programs including RTI’s Supplemental Pension and Excess Benefit plans, as may be amended from time to time. For further information regarding RTI’s Supplemental Pension Plan, see page 31 of the proxy statement.

Awards under the 2004 Stock Plan

The Company’s 2004 Stock Plan permits the granting of awards, which may be made in a combination of stock (which, under the plan, may be awards of restricted shares, performance shares, phantom stock or non-restricted shares) and stock options. Historically, the Company has utilized a mix of incentive stock options and restricted share awards, with each vesting over time. Stock options are granted at fair market value on the date of grant and vest ratably over three years. Restricted share awards are also granted by the Company, and vest ratably over five years. See page 39 of the proxy statement for additional information regarding awards issued under the Company’s 2004 Stock Plan.

Incentive Bonus Awards

Consistent with the Company’s Pay Philosophy, annual bonuses for target performance against short-term objectives and/or other strategic milestones or operational goals are established near the median of that for similar positions at appropriate comparator companies. The Compensation Committee has discretion to pay or not pay a bonus to a particular officer, based on his individual performance, regardless of the level of corporate performance. See page 18 of this proxy statement under “Compensation Discussion and Analysis” for additional information regarding the Company’s payment of bonus awards.

Perquisites and Other Compensation

Certain perquisites are provided to our named executive officers that the Company believes are competitive with other similar companies and consistent with the Company’s compensation philosophy, as discussed under “Compensation Discussion and Analysis”. Through October 2008, the principal perquisite programs that were available to the named executive officers include tax preparation and financial planning advice, use of a Company automobile or automobile allowance, business-related club memberships, and annual executive medical exams. Effective November 1, 2008, the Board moved to eliminate automobile-related perquisites and most club memberships. With the exception of Ms. Hickton, the base salary of each executive officer was increased through a one-time adjustment to reflect the elimination of such perquisites. Ms. Hickton’s base salary was adjusted to reflect the elimination of her automobile allowance and she maintained her business-related club memberships, which are used by the Company as a whole.

The Company currently also has in place a 401(k) defined contribution plan in which the Company contributes 50% of the first 8% of an executive’s base salary and bonus contributed by the executive, subject to applicable Internal Revenue Code limits, for those named executive officers that do not participate in the defined benefit pension plan, which is discussed below. Mr. Wellham and Mr. Strome are the only named executive officers for whom the Company is making matching contributions. Other named executive officers may participate in the 401(k) plan up to applicable Internal Revenue Code limits but the Company does not match their contributions.

Post-Employment Compensatory Arrangements

The Company currently has in place a Pension Plan for Eligible Salaried Employees, a Supplemental Pension Program and an Excess Pension Plan that may be utilized by some or all of the named executive officers. The Company’s pension plan is a qualified defined benefit plan that covers each of the Company’s current named executive officers except for Mr. Wellham and Mr. Strome. The benefits are based on a formula which includes a percentage of the participant’s average monthly base salary multiplied by the number of continuous years of service. The named executive officers also participate in the supplemental pension program, a non-qualified defined benefit plan, which entitles the executive to specified annual benefits based upon average annual bonuses and years of service if they retire after age 60 or prior to age 60 with 30 years of service with RTI’s consent. The Company also maintains the RTI International Metals, Inc. Excess Benefits Plan for certain highly-compensated employees, which is an unfunded “excess benefit plan”, and provides additional retirement income in an amount equal to the difference between benefits that would have been received under the Pension Plan but for certain tax limitations imposed by the Internal Revenue Code and amounts actually payable under the Pension Plan. See “Retirement Benefits” on page 30 of the proxy statement for additional detail regarding the Company’s pension plans.

Outstanding Equity Awards at Fiscal Year End Table

The following table provides information on the current holdings of stock option, restricted stock, and performance share awards by the named executive officers. This table includes vested and unvested option awards as well as unvested restricted stock awards. Each equity grant is shown separately for each named executive officer.

	Option Awards						Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market or
				Equity					Awards:	Payout
				Incentive					Number of	Value of
				Plan Awards:					Unearned	Unearned
				Number of				Market	Shares,	Shares,
				Securities			Number of	Value of	Units, or	Units, or
		Number of Securities		Underlying			Shares of	Shares of	Other	Other
		Underlying Unexercised		Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
	Grant Date	Options (#)		Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	of Award	Exercisable	Unexercisable (1)	Options (#)	Price ($)	Date	Vested (#)(2)	Vested ($)(3)	Vested (#)(4)	Vested ($)

Dawne S. Hickton
	1/25/2008	—	9,000	—	$51.17	1/25/18	11,200	$160,272	3,750	$53,663

	1/26/2007	1,666	3,334	—	76.85	1/26/17	5,824	83,341	—	—

	1/27/2006	4,666	2,334	—	45.09	1/27/16	4,050	57,956	—	—

	1/28/2005	8,000	—	—	21.50	1/28/15	2,250	32,198	—	—

	1/30/2004	5,335	—	—	14.96	1/30/14	750	10,733	—	—

	1/31/2003	6,000	—	—	10.22	1/31/13	—	—	—	—

Michael C. Wellham

	1/25/2008	—	3,700	—	51.17	1/25/18	4,700	67,257	1,550	22,181

	1/26/2007	1,166	2,334	—	76.85	1/26/17	2,992	42,816	—	—

	1/27/2006	1,666	834	—	45.09	1/27/16	550	7,871	—	—

	1/28/2005	837	—	—	21.50	1/28/15	525	7,513	—	—

	1/30/2004	—	—	—	14.96	1/30/14	300	4,293	—	—

Stephen R. Giangiordano

	1/25/2008	—	3,300	—	51.17	1/25/18	3,000	42,930	1,100	15,741

	1/26/2007	1,166	2,334	—	76.85	1/26/17	3,077	44,032	—	—

	1/27/2006	2,666	1,334	—	45.09	1/27/16	907	12,979	—	—

	1/28/2005	4,000	—	—	21.50	1/28/15	612	8,758	—	—

	1/30/2004	4,000	—	—	14.96	1/30/14	262	3,749	—	—

	1/31/2003	8,000	—	—	10.22	1/31/13	—	—	—	—

William T. Hull

	1/25/2008	—	2,600	—	51.17	1/25/18	2,400	34,344	900	12,879

	1/26/2007	1,166	2,334	—	76.85	1/26/17	3,088	44,189	—	—

	1/27/2006	2,666	1,334	—	45.09	1/27/16	2,040	29,192	—	—

	8/1/2005	10,000	—	—	34.90	8/1/15	—	—	—	—

Willam F. Strome

	1/25/2008	—	—	—	—	—	—	—	900	12,879

	11/19/2007	3,333	6,667	—	68.10	11/19/17	2,000	28,620	—	—

(1)	These stock option awards vest ratably in three equal annual installments beginning one year after the grant date.

(2)	Represents time-based restricted stock awards that vest in five equal annual installments beginning one year after the grant date, except for Mr. Strome’s 2007 award, which vests in 3 equal annual installments.

(3)	The market value of restricted stock awards and performance share awards is based on the closing market price of RTI stock as of December 31, 2008, which was $14.31.

(4)	Represents the number of shares of common stock payable under performance share awards based on achieving threshold performance goals.

Option Exercises and Stock Vested During 2008

The following table provides information for the named executive officers on (1) stock option exercises during 2008, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of restricted stock awards and the value realized, before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
	Number of	Value Realized	Number of Shares	Value Realized
	Shares Acquired	Upon	Acquired Upon	Upon
Name	on Exercise	Exercise ($)(1)	Vesting	Vesting ($)

Dawne S. Hickton	—	$—	6,626	$343,927
Michael C. Wellham	—	—	1,833	95,080
Stephen R. Giangiordano	—	—	2,112	109,209
William T. Hull	—	—	2,572	107,619
William F. Strome	—	—	1,000	9,500

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

Retirement Benefits

Pension Benefits Table

The following table sets forth information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement.

		Number of	Present
		Years of	Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefits ($)(1)	Fiscal Year ($)

Dawne S. Hickton	Pension Plan	11	167,404	—
	Supplemental Pension Program	11	220,372	—
	Excess Benefits Plan	11	78,959	—
Michael C. Wellham	Supplemental Pension Program	13	85,001	—
Stephen R. Giangiordano	Pension Plan	25	479,066	—
	Supplemental Pension Program	25	321,909	—
	Excess Benefits Plan	25	35,705	—
William T. Hull	Pension Plan	3	45,345	—
	Supplemental Pension Program	3	23,324	—
	Excess Benefits Plan	3	3,566	—
William F. Strome	Supplemental Pension Program	1	1,601	—

(1)	The present value has been calculated assuming the earliest time at which the named executive officer may retire without any benefit reduction. The remaining assumptions used are consistent with the assumptions as described in the Company’s Consolidated Financial Statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC. As described in the financial statements, the discount rate assumption is 6.70%.

The following narrative describes each plan set forth in the above table.

Pension Plan

RTI’s Pension Plan for Eligible Salaried Employees (the “Pension Plan”) is a tax-qualified defined benefit plan which first became effective at Reactive Metals, Inc. (a predecessor of RTI International Metals, Inc.) in 1964. The Pension Plan recognizes, for pension benefits, services and compensation with RTI, RMI Titanium Company, RMI Company, Reactive Metals, Inc., United States Steel Corporation, USX Corporation, Quantum Chemical Corporation, or subsidiaries of each. The amounts payable under the Pension Plan will be paid monthly after a participant retires. The benefits are based on a formula which provides, under normal retirement, amounts equal to 1.25% of the average monthly earnings multiplied by continuous years of service up to and including 30 years; plus 1.35% of the average monthly earnings multiplied by continuous years of service in excess of 30 years average annual eligible earnings in the five consecutive years in the ten years prior to retirement in which such earnings are highest. Eligible earnings include only base salary. Incentive awards and similar benefits are excluded, although the amount of such benefits is included in the Summary Compensation Table. Benefits payable under the Pension Plan, and amounts reflected in the tables below, are subject to offsets for certain pensions payable under the U.S. Steel and the Quantum pension plans. Effective January 1, 2006 the Plan was closed to new participants. In order to comply with the limitations of the Internal Revenue Code, when pension payments exceed the amounts permitted to be paid from federal income tax qualified plan, the excess pension benefits will be paid directly by RTI under the Excess Benefits Plan.

Excess Benefits Plan

The Internal Revenue Code imposes limits on the amount of annual eligible compensation under tax-qualified pension plans. For 2008, annual compensation in excess of $230,000 cannot be taken into account in determining qualified plan benefits. The Company maintains the RTI International Metals, Inc. Excess Benefits Plan (the “Excess Benefits Plan”) for certain highly-compensated employees who participate in RTI’s tax-qualified pension plans and would otherwise be limited by such tax limits. The Excess Benefits Plan is an unfunded “excess benefit plan” within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended. It provides additional retirement income in an amount equal to the difference between benefits that would have been received under the Pension Plan but for the limitations imposed by the Internal Revenue Code and amounts actually payable under the Pension Plan. Participants must be designated by the Board of Directors; at this time only Ms. Hickton, Mr. Giangiordano, and Mr. Hull have been so designated.

Supplemental Pension Program

Officers participating in the Company’s annual incentive compensation programs (i.e., annual bonuses) are also eligible for the RTI Supplemental Pension Program. If they retire or otherwise terminate employment after age 60, or prior to age 60 with a minimum of 30 years service and with RTI consent, they will be entitled to receive the benefits shown in the table below based on bonuses paid as annual incentive compensation under the Pay Philosophy and Guiding Principles.

As of December 31, 2008, Ms. Hickton had 11 credited years of service, Mr. Wellham had 13 years of service, Mr. Giangiordano had 25 years of service, Mr. Hull had 3 years of credited service, and Mr. Strome had 1 year of credited service. Average annual bonuses as of December 31, 2008, for purposes of the pension benefits under the RTI Supplemental Pension Program for each of the following named executive officers are as follows: Ms. Hickton, $230,800; Mr. Wellham, $112,000; Mr. Giangiordano, $103,000; Mr. Hull, $93,600; and Mr. Strome, $20,800.

The benefits shown above are based on a formula whereby the average annual bonuses for the highest five years in the preceding ten year period are multiplied by a factor. The factor is determined by multiplying 1.5% for each year of continuous service. The Supplemental Pension is paid as a lump sum distribution based on the present value of the amounts payable. The plan provides for surviving spouse benefits at a reduced rate under certain conditions described in the Plan.

Potential Payments Upon Termination or Change in Control

The tables below reflect the estimated amount of compensation to be paid, and/or benefits to be provided, to each of the named executive officers, in the event of termination of such executive’s employment as of December 31, 2008 under the different scenarios captioned in the tables. Actual amounts are tied to the day of termination and can only be finally determined following such date. The following tables should be read in conjunction with the narrative following the tables, as well as the table and narrative related to retirement benefits on page 30 of this proxy statement.

The following tables include payments under the Company’s 401(k) Savings Plan. The Savings Plan payments estimated for Ms. Hickton, Mr. Hull and Mr. Giangiordano consist solely of employee

(Potential Payments Upon Termination or Change in Control — Continued)

contributions as these executives have not received any matching contributions by the Company. Mr. Wellham and Mr. Strome do receive a match of 50% of their first 8% contribution to the Plan and they are not participants in the Pension Plan. Finally, as estimates for any potential excise tax imposed by Section 4999 of the Internal Revenue Code are tied to an executive’s recent historical compensation, which can vary for events beyond the control of the Company (such as exercises of stock options or other transactions in Company securities), the estimates for 2008 may not be indicative of actual payments in future periods.

Dawne S. Hickton

							Involuntary Not
							For Cause
							or Employee for
						Involuntary Not	Good Reason
	For Cause	Voluntary				For Cause	Termination
Component	Termination	Termination	Death	Disability (3)	Retirement	Termination	(Change-In-Control)

Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$294,000	$294,000	$294,000	$294,000	$—	$294,000
Cash Severance & Short-Term Incentive	—	—	134,250	134,250	—	1,074,000	2,251,289
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	—
Time-Based Restricted Stock	—	—	—	—	—	—	344,499
Performance-Based Restricted Stock	—	—	—	53,663	53,663	—	107,325
Other Benefits
Savings Plan	114,823	114,823	114,823	114,823	114,823	114,823	114,823
Pension Plan (1)	29,045	29,045	4,189	29,045	29,045	29,045	29,045
Supplemental Pension Program (2)	—	—	—	—	—	—	—
Excess Benefits Plan (2)	—	84,189	29,944	14,364	84,189	84,189	84,189
Change-In-Control Retirement Benefit Enhancement	N/A	N/A	N/A	N/A	N/A	N/A	57,524
Health & Welfare Benefits	—	—	—	—	—	25,842	32,303
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	15,246	19,058
Excise Tax and Related Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	—

Total	$143,868	$522,057	$577,206	$640,145	$575,720	$1,343,145	$3,334,055

(1)	All benefits shown are annual benefits based on a 50% joint and survivor form of payment. The death benefit is an annual benefit that would be payable immediately to the spouse as a life annuity.

(2)	For payments other than disability, amounts are based upon a lump sum form of payment payable immediately. For disability, the benefit shown is the annual accrued benefit that would not be payable until age 65 based on years of service at termination date.

(3)	Participants retiring on Disability Retirement (with at least 15 years of continuous service) under Section 5.03(e) of the Pension Plan for Eligible Salaried Employees would continue to accrue service until age 65 while receiving benefits under the Company’s long-term disability insurance. The benefit shown is the annual accrued benefit that would be payable as a lump sum at age 65.

(Potential Payments Upon Termination or Change in Control — Continued)

Michael C. Wellham

							Involuntary Not
							For Cause
							or Employee for
						Involuntary Not	Good Reason
	For Cause	Voluntary				For Cause	Termination
Component	Termination	Termination	Death	Disability (3)	Retirement	Termination	(Change-In-Control)

Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$160,000	$160,000	$160,000	$160,000	$—	$160,000
Cash Severance & Short-Term Incentive	—	—	99,209	99,209	—	595,254	1,304,171
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	—
Time-Based Restricted Stock	—	—	—	—	—	—	129,749
Performance-Based Restricted Stock	—	—	—	22,181	22,181	—	44,361
Other Benefits
Savings Plan	153,975	153,975	153,975	153,975	153,975	153,975	153,975
Pension Plan (1)	—	—	—	—	—	—	—
Supplemental Pension Program (2)	—	—	—	—	—	—	—
Excess Benefits Plan (2)	—	—	—	—	—	—	—
Change-In-Control Retirement Benefit Enhancement	N/A	N/A	N/A	N/A	N/A	N/A	—
Health & Welfare Benefits	—	—	—	—	—	19,382	25,842
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	3,732	4,976
Excise Tax and Related Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	659,704

Total	$153,975	$313,975	$413,184	$435,365	$336,156	$772,343	$2,482,778

(1)	All benefits shown are annual benefits based on a 50% joint and survivor form of payment. The death benefit is an annual benefit that would be payable immediately to the spouse as a life annuity.

(2)	For payments other than disability, amounts are based upon a lump sum form of payment payable immediately. For disability, the benefit shown is the annual accrued benefit that would not be payable until age 65 based on years of service at termination date.

(3)	Participants retiring on Disability Retirement (with at least 15 years of continuous service) under Section 5.03(e) of the Pension Plan for Eligible Salaried Employees would continue to accrue service until age 65 while receiving benefits under the Company’s long-term disability insurance. The benefit shown is the annual accrued benefit that would be payable as a lump sum at age 65.

(Potential Payments Upon Termination or Change in Control — Continued)

Stephen R. Giangiordano

							Involuntary Not
							For Cause
							or Employee for
						Involuntary Not	Good Reason
	For Cause	Voluntary				For Cause	Termination
Component	Termination	Termination	Death	Disability (3)	Retirement	Termination	(Change-In-Control)

Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$105,000	$105,000	$105,000	$105,000	$—	$105,000
Cash Severance & Short-Term Incentive	—	—	79,068	79,068	—	316,272	1,047,238
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	—
Time-Based Restricted Stock	—	—	—	—	—	—	112,447
Performance-Based Restricted Stock	—	—	—	15,741	15,741	—	31,482
Other Benefits
Savings Plan	321,097	321,097	321,097	321,097	321,097	321,097	321,097
Pension Plan (1)	53,689	53,689	26,845	53,689	53,689	53,689	53,689
Supplemental Pension Program (2)	—	—	302,310	38,501	—	—	—
Excess Benefits Plan (2)	—	25,891	33,531	4,270	25,891	25,891	25,891
Change-In-Control Retirement Benefit Enhancement	N/A	N/A	N/A	N/A	N/A	N/A	29,900
Health & Welfare Benefits	—	—	—	—	—	12,941	25,842
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	2,463	4,926
Excise Tax and Related Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	—

Total	$374,786	$505,677	$867,851	$617,366	$521,418	$732,353	$1,757,512

(1)	All benefits shown are annual benefits based on a 50% joint and survivor form of payment. The death benefit is an annual benefit that would be payable immediately to the spouse as a life annuity.

(2)	For payments other than disability, amounts are based upon a lump sum form of payment payable immediately. For disability, the benefit shown is the annual accrued benefit that would not be payable until age 65 based on years of service at termination date.

(3)	Participants retiring on Disability Retirement (with at least 15 years of continuous service) under Section 5.03(e) of the Pension Plan for Eligible Salaried Employees would continue to accrue service until age 65 while receiving benefits under the Company’s long-term disability insurance. The benefit shown is the annual accrued benefit that would be payable as a lump sum at age 65.

(Potential Payments Upon Termination or Change in Control — Continued)

William T. Hull

							Involuntary Not
							For Cause
							or Employee for
						Involuntary Not	Good Reason
	For Cause	Voluntary				For Cause	Termination
Component	Termination	Termination	Death	Disability (3)	Retirement	Termination	(Change-In-Control)

Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$103,000	$103,000	$103,000	$103,000	$—	$103,000
Cash Severance & Short-Term Incentive	—	—	71,750	71,750	—	287,000	865,086
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	—
Time-Based Restricted Stock	—	—	—	—	—	—	107,726
Performance-Based Restricted Stock	—	—	—	12,879	12,879	—	25,758
Other Benefits
Savings Plan	59,925	59,925	59,925	59,925	59,925	59,925	59,925
Pension Plan (1)	—	—	—	—	—	—	—
Supplemental Pension Program (2)	—	—	—	—	—	—	—
Excess Benefits Plan (2)	—	—	—	—	—	—	—
Change-In-Control Retirement Benefit Enhancement	N/A	N/A	N/A	N/A	N/A	N/A	93,160
Health & Welfare Benefits	—	—	—	—	—	12,941	25,842
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	2,448	4,896
Excise Tax and Related Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	—

Total	$59,925	$162,925	$234,675	$247,554	$175,804	$362,314	$1,285,393

(1)	All benefits shown are annual benefits based on a 50% joint and survivor form of payment. The death benefit is an annual benefit that would be payable immediately to the spouse as a life annuity.

(2)	For payments other than disability, amounts are based upon a lump sum form of payment payable immediately. For disability, the benefit shown is the annual accrued benefit that would not be payable until age 65 based on years of service at termination date.

(3)	Participants retiring on Disability Retirement (with at least 15 years of continuous service) under Section 5.03(e) of the Pension Plan for Eligible Salaried Employees would continue to accrue service until age 65 while receiving benefits under the Company’s long-term disability insurance. The benefit shown is the annual accrued benefit that would be payable as a lump sum at age 65.

(Potential Payments Upon Termination or Change in Control — Continued)

William F. Strome

							Involuntary Not
							For Cause
							or Employee for
						Involuntary Not	Good Reason
	For Cause	Voluntary				For Cause	Termination
Component	Termination	Termination	Death	Disability (3)	Retirement	Termination	(Change-In-Control)

Severance & Short-Term Compensation
Bonus Earned In Year of Termination	$—	$104,000	$104,000	$104,000	$104,000	$—	$104,000
Cash Severance & Short-Term Incentive	—	—	70,165	70,165	—	280,659	721,795
Long-Term Incentive
Stock Options (Unexercisable)	—	—	—	—	—	—	—
Time-Based Restricted Stock	—	—	—	—	—	—	28,620
Performance-Based Restricted Stock	—	—	—	12,879	12,879	—	25,758
Other Benefits
Savings Plan	22,474	22,474	22,474	22,474	22,474	22,474	22,474
Pension Plan (1)	—	—	—	—	—	—	—
Supplemental Pension Program (2)	—	—	—	—	—	—	—
Excess Benefits Plan (2)	—	—	—	—	—	—	—
Change-In-Control Retirement Benefit Enhancement	N/A	N/A	N/A	N/A	N/A	N/A	—
Health & Welfare Benefits	—	—	—	—	—	12,921	25,842
Life, LTD, Supplemental LTD and Insurance	—	—	—	—	—	2,488	4,976
Excise Tax and Related Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	—

Total	$22,474	$126,474	$196,639	$209,518	$139,353	$318,542	$933,465

(1)	All benefits shown are annual benefits based on a 50% joint and survivor form of payment. The death benefit is an annual benefit that would be payable immediately to the spouse as a life annuity.

(2)	For payments other than disability, amounts are based upon a lump sum form of payment payable immediately. For disability, the benefit shown is the annual accrued benefit that would not be payable until age 65 based on years of service at termination date.

(3)	Participants retiring on Disability Retirement (with at least 15 years of continuous service) under Section 5.03(e) of the Pension Plan for Eligible Salaried Employees would continue to accrue service until age 65 while receiving benefits under the Company’s long-term disability insurance. The benefit shown is the annual accrued benefit that would be payable as a lump sum at age 65.

Letter Agreements

Each of the letter agreements currently in place for Ms. Hickton and Messrs. Wellham, Giangiordano, Hull, and Strome provide that if the executive is terminated for “cause”, regardless of whether there is a change in control, he or she will be entitled to no further compensation except for any base salary accrued and unpaid on the date of termination. If the Company terminates the executive’s employment other than for cause, the provisions of the Executive Severance Policies described below will be effective. “Cause” is defined in the letter agreements as (i) any material breach by the Executive of their Letter Agreement, (ii) the Executive’s gross misconduct, (iii) the Executive’s gross neglect of their duties with the Company, insubordination or failure to follow the lawful directives of the Board of Directors of the Company, in each case after a demand for substantial performance is delivered to the Executive that identifies the manner in which the Company believes that Executive has not acted in accordance with requirements and the Executive has failed to resume substantial performance of their duties within fourteen (14) days of receiving such demand, (iv) the Executive’s commission, indictment, conviction, guilty plea, or plea of nolo contendre to or of any felony, a misdemeanor which substantially impairs the Executive’s ability to perform his or her duties with the Company, act of moral turpitude, or intentional or willful securities law violation including Sarbanes-Oxley law violations, (v) the Executive’s act of theft or dishonesty which is injurious to the Company, or (vi) the Executive’s violation of any Company policy, including any substance abuse policy.”

Executive Change in Control Severance Policy

The Executive Change in Control Severance Policy (the “Change in Control Policy”) that the Board of Directors adopted is applicable to each of Ms. Hickton, Mr. Wellham, Mr. Giangiordano, Mr. Hull, and Mr. Strome. It will also be applicable to any successor to these individuals should any of them leave the position they each hold pursuant to their letter agreement and to any other executive officer who is informed in writing by the Company of participation.

The Change in Control Policy provides that if the employment of an executive to whom the policy is applicable is terminated by the Company other than for “cause” (as defined below), death or disability, or if the executive’s employment is terminated by the executive for “good reason” (as defined below) in each case within 24 months following a change in control of the Company, the executive will receive the following severance benefits:

•	Provided the executive does not violate his or her duty to maintain strict confidence and does not disclose any confidential information or disseminate any false and/or defamatory information pertaining to the Company or its stockholders, a lump sum payment payable on the first day following the six month anniversary of the executive’s termination of employment equal to a multiple of the sum of the executive’s base salary in effect immediately prior to the circumstances giving rise to the termination and the executive’s annual bonus as calculated under the terms of the Change in Control Policy. The multiple is 2.5 for the Chief Executive Officer and 2.0 for all other executives,

•	The immediate and irrevocable vesting of any previously granted but unvested stock options and restricted stock grants,

•	The immediate vesting of any outstanding performance shares or other performance-based awards representing a right to receive shares of common stock or their equivalent,

•	Subject to limitations and caps specified in the Change in Control Policy, a payment payable on the first day following the six month anniversary of the executive’s termination of employment equal to an amount, if any, necessary to gross-up the total benefits payable to the executive under the Change in Control Policy for any excise tax imposed by Section 4999 of the Internal Revenue Code and for any income or other taxes due on the payment of the gross-up payment,

•	Continuation for up to 24 months (30 months in the case of the CEO) (the “Payment Period”) of life, disability, accident and health insurance benefits similar to those the executive was receiving immediately prior to the termination of employment but subject to reduction to the extent that the executive receives comparable benefits from other employment during such period, and

•	An amount equal to the difference in the amount of pension benefits that the executive would have received assuming he or she had continued to be employed through the Payment Period and assuming the methods of calculations set forth in the Change of Control Policy, and the pension benefits actually payable as of the executive’s termination of employment, in each case under RTI’s Pension Plan and the RTI Supplemental Pension Plan.

The definition of a change in control provides, in summary, that a change in control will have occurred if:

•	Any person not affiliated with RTI acquires 30 percent or more of the voting power of our outstanding securities,

•	The board of directors no longer has a majority made up of (1) individuals who were directors on February 22, 2007 and (2) new directors (other than directors who join the Board in connection with an election contest) approved by two-thirds of the directors then in office who (a) were directors on February 22, 2007 or (b) were themselves previously approved by the Board in this manner,

•	RTI merges with another company and RTI’s shareholders end up with less than 60 percent of the voting power of the new entity,

•	The RTI shareholders approve a plan of complete liquidation of RTI; or

•	RTI sells all or substantially all of RTI’s assets.

The definition of “cause” under the policy mirrors the definition set forth on page 36 of this proxy statement.

“Good reason” is defined under the policy as, without the Executive’s express written consent, the occurrence after a Change in Control of the Company of any one or more of the following: (A) The assignment of duties inconsistent with the Executive’s position immediately prior to the Change in Control; (B) A material reduction or alteration in the nature of Executive’s position, duties, status or responsibilities from those in effect immediately prior to the Change in Control; (C) failure by the Company to continue any of the Company’s employee benefit programs or practices in which Executive participates (or substantially equivalent successors to such programs or practices) or failure to continue Executive’s participation on substantially the same basis as existed immediately prior to the Change in Control; (D) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform Executive’s letter agreement; (E) Any purported termination of Executive’s employment not effected pursuant to the Executive’s letter agreement; or (F) requiring Executive to be based at a location in excess of fifty (50) miles from the location where Executive is based immediately prior to the Change in Control.

Executive Non-Change in Control Severance Policy

The Executive Non-Change in Control Severance Policy (the “Non-Change in Control Policy”) that the board of directors adopted is applicable to the same executives and on the same dates as the Change in Control Policy. It provides that if the employment of an executive to whom the policy is applicable is terminated prior to the expiration of the employment period specified in the executive’s letter agreement by the Company other than for “cause” (using the definition set forth on page 38 of this proxy statement), death or disability, by the executive within 90 days of a material breach by the Company of the executive’s letter agreement, or by the executive due to the reduction in the executive’s base salary without the consent of the executive, the executive will receive the following severance benefits:

•	Monthly payments in the amount of a multiple of the executive’s monthly base salary in effect immediately prior to the termination of employment for up to 24 months in the case of the Chief Executive Officer, 18 months in the case of the Chief Operating Officer, and 12 months for the other applicable executives. In each case, such payments are subject to reduction to the extent that the executive receives comparable compensation from other employment during such period. The multiple is 2.0 for the Chief Executive Officer, 1.5 for the Chief Operating Officer and 1.0 for the other applicable executives. No monthly payments will be made until the first day following the six month anniversary of the executive’s separation from service on which date the first seven monthly installments shall be paid with successive monthly installments paid on the monthly anniversaries thereafter; and

•	Continuation for up to 24 months for the Chief Executive Officer, 18 months for the Chief Operating Officer and 12 months for the other applicable executives, of life, disability, accident and health insurance benefits similar to those the executive was receiving immediately prior to the termination of employment but subject to reduction to the extent that the executive receives comparable benefits from other employment during such period.

If an executive is entitled to payments or benefits under the Change in Control Policy then the executive shall not be entitled to payments or benefits under the Non-Change in Control Policy. If the Company elects not to extend the employment period of an executive’s letter agreement such that the employment period terminates, the non-extension shall not be treated for purposes of the Non-Change in Control Policy as an involuntary termination by the Company that would entitle the executive to benefits under such policy.

2004 Stock Plan

Under the Company’s 2004 Stock Plan, any unvested restricted stock awards or stock options automatically terminate in the event that the executive is terminated for cause, is terminated without cause, voluntarily terminates employment or becomes permanently disabled, and any vested but unexercised stock options are immediately forfeited. In the event that an executive retires (which is deemed to occur only under conditions which entitle the executive to an immediately receivable pension and not a deferred vested pension) or dies, stock options may continue to be exercised for three years following retirement or death; provided, however, that the Compensation Committee may cause the immediate forfeiture of unvested shares where an executive retires before the age of 65 or after the executive retires at any age if the Committee deems such forfeiture to be in the best interests of the Company.

Director Compensation Table

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned	Stock	Option	Non-Equity	Deferred			Grant Date Fair
	or Paid in	Awards	Awards	Incentive Plan	Compensation	All Other		Value of 2008
Name	Cash ($)	($)(1)(2)	($)(3)	Compensation ($)	on Earnings ($)	Compensation ($)	Total ($)	Awards ($)(4)

Craig R. Andersson	$62,000	$59,987	$—	$—	$—	$—	$121,987	$60,000
Daniel I. Booker	69,500	59,987	—	—	—	—	129,487	60,000
Donald P. Fusilli, Jr.	61,000	59,987	—	—	—	—	120,987	60,000
Ronald L. Gallatin	62,000	59,987	—	—	—	—	121,987	60,000
Charles C. Gedeon	62,000	59,987	—	—	—	—	121,987	60,000
Robert M. Hernandez	92,000	89,981	—	—	—	—	181,981	90,000
Edith E. Holiday	69,500	59,987	—	—	—	—	129,487	60,000
Bryan T. Moss	37,000	31,500	—	—	—	—	68,500	49,500
James A. Williams	82,000	59,987	—	—	—	—	141,987	60,000

(1)	Represents the proportionate amount of the total fair value of stock awards recognized by the Company as an expense in 2008 for financial accounting purposes. The fair values of these awards and the amounts expensed in 2008 were determined in accordance with SFAS 123(R). The assumptions used in determining the grant date fair values of these awards are set forth in the Note 13 to the Company’s Consolidated Financial Statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

(2)	As of December 31, 2008, each non-employee director had the following aggregate number of common share ownership: Craig R. Andersson: 29,658; Daniel I. Booker: 22,406; Donald P. Fusilli: 7,651; Ronald L. Gallatin: 80,000; Charles C. Gedeon: 15,203; Robert M. Hernandez: 59,268; Edith E. Holiday: 12,983; Bryan T. Moss: 1,160 ;James A. Williams: 5,845.

(3)	As of December 31, 2008, each non-employee director had the following aggregate number of vested options outstanding: Craig R. Andersson: 6,000.

(4)	Represents the grant date fair value of awards granted to each non-employee director during 2008.

RTI employees receive no extra pay for serving as a director. For 2008, non-employee directors (except for the Chairman) received an annual retainer for their service on the Board of $120,000 and Mr. Hernandez received an annual retainer of $180,000 as non-employee Chairman of the Board. One-half of these retainers are paid in cash and one-half through awards of restricted stock under the 2004 Stock Plan. In addition, the Audit Committee Chairperson received an annual cash retainer of $20,000, the Nominating/Corporate Governance Committee Chairperson and Compensation Committee Chairperson each received an annual cash retainer of $7,500. No fees are paid for Board or committee meetings attended except that if, in the opinion of the Chairman of the Board, circumstances require that an extraordinary number of Board meetings be held, non-employee directors will receive a meeting fee of $1,000 for attending such meetings. Two such meetings occurred during 2008.

Director Stock Ownership. The Board of Directors has adopted a policy that each non-employee director is expected to own, at a minimum, shares of common stock equal to three times their annual retainer.

TRANSACTIONS WITH RELATED PARTIES

We are aware of no transactions with the Company involving over $120,000 since the beginning of 2008 in which any of our directors, executive officers, five percent shareholders, or certain of their relatives (“related parties”) had or will have a direct or indirect material interest. We recognize that transactions between the Company and its related parties can present potential or actual conflicts of interest and may create the appearance that decisions may not be based on considerations in the best interests of the Company. As a general matter, and in accordance with the Company’s Code of Ethical Business Conduct and its Conflicts of Interest Policy (both of which are available on our website at www.rtiintl.com), the Company’s preference is to avoid such transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of RTI. We monitor the potential for such transactions and ask our directors and executive officers to confirm, at least annually, that they are not aware of any related-party transactions. In the event that recent transactions are entered into or potential transactions are being contemplated, it is our unwritten policy to discuss the merits of such transactions with the disinterested members of the Board of Directors and seek ratification or approval for any such transaction.

OTHER INFORMATION

Other business at the Annual Meeting

We do not expect any business to come up for shareholder vote at the meeting other than the items described in the Notice of Annual Meeting. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best.

Outstanding shares

On January 31, 2009, 23,087,394 shares were outstanding. Restricted stock awards, whether vested or unvested, are included in shares outstanding.

How we solicit proxies

In addition to this mailing, RTI employees may solicit proxies personally, electronically or by telephone. RTI pays the costs of soliciting this proxy. We also reimburse brokers and other nominees for sending these materials to you and getting your voting instructions.

Shareholder proposals

The deadline for the submission of shareholder proposals that are intended to be considered for inclusion in the Company’s proxy statement for next year’s meeting is November 13, 2009. Additionally, the Board-appointed proxies will have discretionary authority to vote on any proposals presented by shareholders at the annual meeting from the floor unless notice of the intent to make such proposal is received on or before January 27, 2010.

Shareholders wishing to recommend candidates in writing to serve as directors for the consideration of the Nominating/Corporate Governance Committee should send such recommendations in writing to the corporate Secretary, RTI International Metals, Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Pittsburgh, PA 15108-2973.

Shareholder and other interested party communications

Shareholders and any other interested parties, who wish to communicate with the Chairman, one or more of the other non-management directors, or the non-management directors as a group should mark the communication Personal and Confidential and address it to the Chairman, RTI International Metals Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Pittsburgh, PA 15108-2973.

Board Attendance at Annual Meeting

RTI Board members are expected to attend RTI’s Annual Meetings of Shareholders. All of the candidates for election at the 2008 Annual Meeting attended such meeting.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently consists of Messrs. Andersson, Booker, Gedeon and Moss and Ms. Holiday. None of the current members of the Committee has ever been an officer or employee of ours or any of our subsidiaries. None of our executive officers serve or have served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Officers and Directors of RTI are required by Section 16(a) of the Securities Exchange Act of 1934 to report certain transactions in the Company’s securities, typically within two business days of the transaction. Based upon a review of filings with the Securities Exchange Commission, written representations that no other reports were required, and on RTI’s records, the Company believes that all such reports were timely filed for transactions that occurred in 2008.

Available Information

Copies of RTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and this proxy statement, as filed with the Securities Exchange Commission, are available to shareholders. A shareholder may obtain a copy of the Form 10-K or this proxy statement free of charge on RTI’s website (www.rtiintl.com), on the Securities Exchange Commission’s website (www.sec.gov) or by sending a written request to the corporate Secretary, RTI International Metals, Inc., Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Pittsburgh, PA 15108-2973. Such requests may also be made by sending an email to request@rtiintl.com or by calling 1-800-869-6304. For written requests, a copy of the Form 10-K and proxy statement will be furnished free of charge. Copies of any requested exhibits thereto will be furnished upon payment of a reasonable charge limited to RTI’s costs of providing such copies.

By Order of the Board of Directors

Chad Whalen
Secretary

Dated: March   , 2009

Annex A
RTI INTERNATIONAL METALS, INC.
EMPLOYEE STOCK PURCHASE PLAN

There is hereby established the Employee Stock Purchase Plan of RTI International Metals, Inc.

1. Purpose.  The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. This Plan document is an omnibus document which may include, in addition to the Plan, separate sub-plans (“Non-Statutory Plans”) that permit offerings of grants to employees of certain Designated Subsidiaries. Offerings under the Non-Statutory Plans may be made to achieve desired tax or other objectives in particular locations outside the United States of America or to comply with local laws applicable to offerings in such foreign jurisdictions. The total number of shares of Common Stock authorized to be issued under the Plan applies in the aggregate to both the Plan and the Non-Statutory Plans, subject to adjustments as permitted under Section 19. The Administrator shall determine from time to time the method for allocating the number of such total Shares to be offered under the Plan and any Non-Statutory Plan.

2. Definitions.

(a) “Administrator” shall mean the Board of Directors of the Company, any committee of the Board that may be appointed by the Board of Directors or a third party authorized by the Board of Directors, with such authority and power as the Board of Directors may determine, to administer the Plan.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c) “Common Stock” shall mean the common stock of the Company.

(d) “Company” shall mean RTI International Metals, Inc. and any Designated Subsidiary of the Company.

(e) “Compensation” shall mean total gross earnings, including overtime, bonuses, commissions, but excluding severance pay, reimbursements or other expense allowances, fringe benefits (both cash and noncash), moving expenses, welfare benefits, or deferred compensation paid after termination of employment.

(f) “Designated Subsidiary” shall mean any Subsidiary, unless otherwise determined by the Board of Directors, eligible to participate in the Plan.

(g) “Employee” shall mean any individual who is an Employee of the Company or a Designated Subsidiary as set forth on the payroll records of the Company or Designated Subsidiary. For purposes of the Plan only, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Subsidiary. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

(h) “Enrollment Date” shall mean the first Trading Day of each Purchase Period.

(i) “Exercise Date” shall mean the last Trading Day of each Purchase Period.

(j) “Fair Market Value” shall mean, as of any date, the closing sales price of Common Stock as quoted on the New York Stock Exchange (“NYSE”), or in the absence of the NYSE, the stock exchange with the greatest volume of trading in Common Stock in the last market trading day prior to the determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.

(k) “Offering Periods” shall mean the periods of approximately three (3) months at the end of which an option granted pursuant to the Plan will be exercised, commencing on the first Trading Day on or after each period and terminating on the last Trading Day in the periods ending three (3) months later. Offering periods will generally be: January 1 to March 31; April 1 to June 30; July 1 to September 30; and October 1 to December 31. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan; provided, however, that any change will not be implemented if the options granted hereunder would become subject to Code Section 409A. The first Offering Period will commence as determined and communicated by the Administrator, following such time as the Company has complied with all applicable rules and requirements of the Securities and Exchange Commission and the New York Stock Exchange.

(l) “Participant” means an eligible Employee who has elected to participate in the Plan in accordance with Section 5.

(m) “Plan” shall mean this RTI International Metals, Inc. Employee Stock Purchase Plan.

(n) “Purchase Period” shall mean the approximately three (3) month period commencing after one Exercise Date and ending with the next Exercise Date.

(o) “Purchase Price” shall mean ninety-five percent (95%) of the Fair Market Value of a share of Common Stock on the Exercise Date; provided however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 20.

(p) “Reserves” shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

(q) “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary;

(r) “Trading Day” shall mean a day on which the NYSE is open for trading.

3. Eligibility.

(a) Any employee whose customary employment with the Company or Designated Subsidiary is at least twenty (20) hours per week and more than five (5) months in any calendar year on a given Enrollment Date shall be eligible to participate in the Plan.

(b) Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option under the Plan to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4. Offering Periods.  The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on an Enrollment Date, or on such other date as the Administrator shall determine, and continuing thereafter until terminated in accordance with Section 20 hereof. The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings.

5. Participation.  An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in a form approved by the Company and filing it with the Company’s benefits department (or other designee) prior to the applicable Enrollment Date. Such subscription agreement shall remain in effect for subsequent Offering Periods unless (i) sooner terminated by the participant as provided in Section 10 hereof or (ii) participant ceases to be eligible pursuant to Section 3 hereof. Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

6. Payroll Deductions.

(a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding $1,979.16 per pay period (assuming a monthly pay period) of the Compensation which he or she receives on each pay day during the Offering Period.

(b) All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages and whole dollars only. A participant may not make any additional payments into such account.

7. Grant of Option.  On the Enrollment Date of each Purchase Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date during such Purchase Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price (subject to any adjustment pursuant to Section 18); and provided that such purchase shall be subject to the limitations set forth in Sections 6(a) and 12 hereof. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company’s Common Stock an Employee may purchase during each Purchase Period of such Offering Period. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering Period and is not subject to vesting.

8. Exercise of Option.

(a) Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on each Exercise Date of a Purchase Period, and the maximum number of full shares subject to the option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased, any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Offering Period, or if not enrolled in the subsequent Offering Period, refunded to the participant within a reasonable time. Any other monies left over in a participant’s account after a given Exercise Date shall be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(b) If the Administrator determines that, on a given Exercise Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Purchase Period, or (ii) the number of shares available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect, or (y) provide that the Company shall make a pro-rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20 hereof. The Company may make pro rata allocation of the shares available on the Enrollment Date of any applicable Purchase Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.

9. Delivery.  As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange for: (i) the delivery to each participant, as appropriate, of a certificate representing the shares purchased upon exercise of his or her option or (ii) the allocation of such number of shares into a designated employee brokerage account or (iii) the allocation of shares into a custodial account designated by the Company on behalf of, and for the benefit of, participants in the Plan. Delivery shall occur no later than 60 days following the Exercise Date.

10. Withdrawal or Change in Deduction Amount.  A participant may withdraw from, or change the amount contributed to the Plan with respect to the next commencing Offering Period only; no changes may be made during an Offering Period, except under extraordinary circumstances as determined in the Administrator’s sole discretion. A participant who wishes to withdraw or alter his or her contribution amount with respect to the next commencing Offering Period may do so by giving written notice to the Administrator in a form approved by the Administrator no later than five (5) business days prior to the beginning of the applicable Offering Period. Any of the participant’s payroll deductions credited to his or her account with respect to the next commencing Offering Period shall be paid to such participant within a reasonable time without interest after receipt of notice of withdrawal for the next commencing Offering Period, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume unless the participant delivers to the Company a new subscription agreement, in which case deductions shall commence at the beginning of the next Offering Period. The Administrator may, in its discretion, limit the total number of withdrawals or changes permitted under the Plan. A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in this Section 10 hereof.

11. Termination of Employment.  Upon a participant’s ceasing to be an Employee for any reason, he or she shall be irrevocably deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to exercise the option shall be returned to such participant, and such participant’s option shall be automatically and irrevocably forfeited and terminated. The Plan does not, directly or indirectly, create in any Employee or class of Employees any right with respect to the continuation of employment by the Company or any Subsidiary and it shall not be deemed to interfere in any way with the Company’s or any Subsidiary’s right to terminate or otherwise modify, an Employee’s employment at any time. Whether an eligible Employee has terminated employment will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A of the Code.

12. Interest.  No interest shall accrue or be paid on the payroll deductions of a participant in the Plan.

13. Stock.  Subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be two million (2,000,000) shares or such lesser amount determined by the Administrator. The Common Stock issued under the Plan may be authorized but unissued shares, treasury shares or shares acquired in the open market or otherwise. The participant shall have no interest or voting right in shares covered by his option until such option has been exercised. Shares to be delivered to a participant under the Plan shall be registered in the name of the participant or, if elected, in the name of the participant and his or her spouse.

14. Administration.

(a) The Plan shall be administered by the Administrator, which shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties. The Plan may be administered using electronic or other media where appropriate.

(b) The authority of the Administrator will specifically include, without limitation, the power to make any changes to the Plan with respect to the participation of Employees of any Designated Subsidiary when the Administrator deems such changes to be necessary or appropriate to achieve a desired tax treatment in such foreign jurisdiction or to comply with the laws applicable to such Designated Subsidiary. Such changes may include, without limitation, the exclusion of particular Designated Subsidiaries from participation in the Plan; modifications to eligibility criteria, maximum number or value of Shares that may be purchased in a given period, or other requirements set forth herein; and procedural or administrative modifications. Any modification relating to offerings to a particular Designated Subsidiary will apply only to such Designated Subsidiary, and will apply equally to all similarly situated employees of such Designated Subsidiary.

15. Non-Transferability.  Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred or otherwise disposed of in any way (other than by will or by the laws of descent and distribution) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

16. Use of Funds.  All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17. Reports.  Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least quarterly or, at the Administrator’s sole discretion, by the Exercise Date for a particular Purchase Period, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

18. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a) Changes in Capitalization.  Subject to any required action by the stockholders of the Company, the Reserves, the maximum number of shares each participant may purchase each Offering Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b) Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c) Merger or Asset Sale.  In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation (a “Corporate Transaction”), each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, any Purchase Periods then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”) and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

For purposes of this Section 18, an option granted under the Plan shall be deemed to be assumed, without limitation, if at the time of issuance of the stock or other consideration upon a Corporate Transaction, each holder of an option under the Plan would be entitled to receive upon exercise of the option the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the Corporate Transaction if the holder had been, immediately prior to the Corporate Transaction, the holder of the number of shares of Common Stock covered by the option at such time (after giving effect to any adjustments in the number of shares covered by the option as provided in this Section 18); provided, however, that if the consideration received in the Corporate Transaction is not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the Corporate Transaction.

19. Amendment or Termination.

(a) The Administrator may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Administrator on any Exercise Date if the Administrator determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 18 and this Section 19 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. The Company shall obtain stockholder approval of such amendments in such a manner and to such a degree as required under applicable law.

(b) Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Administrator (and the Company’s Board of Directors if it elects) shall be entitled to change the Offering Period or Purchase Period, limit the frequency and/or number of changes in the amount withheld during an Offering Period or Purchase Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator (or the Company’s Board of Directors) determines it its sole discretion advisable which are consistent with the Plan.

(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable tax or financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(1) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(2) shortening any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and

(3) re-allocating or otherwise adjusting shares amounts.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

20. Notices.  All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Conditions Upon Issuance of Shares.  Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, state securities laws, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. Term of Plan.  The Plan shall become effective upon the date that the Plan is approved by the stockholders of the Company (the “Effective Date”). The Plan shall continue in effect for a term of ten (10) years after the Effective Date unless sooner terminated under Section 20 hereof.

23. Withholding.  A Participant may be required to pay to the Company and the Company shall have the right and is hereby authorized to withhold from any payment due under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, shares, other securities, or other property) of any applicable withholding or other taxes in respect of any payment under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. Any withholding satisfied through a net-settlement shall be limited to the minimum statutory withholding requirements.

24. Taxation; Code Section 409A.  For purposes of Section 409A, each option exercise is treated as a separate payment. Each payment under the Plan is intended to be excepted from Section 409A to the maximum extent provided under Section 409A in that each payment that is scheduled to be made on or before March 15th of the calendar year following the calendar year containing the Exercise Date, and since the employee has no binding right prior to that time, the payments is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409 A-1(b)(4). An eligible employee shall have no right to designate the date of any payment under the Plan.

Notwithstanding any provision of the Plan to the contrary, the tax consequences of Plan participation are not guaranteed. In no event shall the Administrator, the Company, or their employees, officers, directors or affiliates, have any liability to any eligible employee, participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A or any other applicable law.

* * *

RTI International Metals, Inc.
c/o National City Bank
Shareholder Services Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509

VOTE BY TELEPHONE

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VOTE BY MAIL

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a touch-tone telephone: **1-888-693-8683**	Access the Website and cast your vote: **www.cesvote.com**	Return your proxy in the postage-paid envelope provided

➔

Proxy card must be signed and dated below.
↓ Please fold and detach card at perforation before mailing. ↓

RTI International Metals, Inc.

RTI INTERNATIONAL METALS, INC.

1550 CORAOPOLIS HEIGHTS ROAD, 5TH FLOOR, PITTSBURGH, PA 15108-2973
PROXY FOR 2009 ANNUAL MEETING
SOLICITED ON BEHALF OF THE DIRECTORS OF RTI INTERNATIONAL METALS, INC.

Dated: ______________________________, 2009

____
Signature(s)

____
Signature(s)

SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THIS PROXY CARD AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

V O T E B Y T E L E P H O N E c/o National City Bank Shareholder Services Operations Have your voting instruction form available when Locator 5352 P. O. Box 94509 you call Toll-Free 1-888-693-8683 using a Cleveland, OH 44101-4509 touch-tone phone and follow the simple instructions to record your vote. V O T E B Y I N T E R N E T Have your voting instruction form available when you access the website www.cesvote.com and follow the simple instructions to record your vote. V O T E B Y M A I L Please mark, sign and date your voting instruction form and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253-9837. Vote by Telephone Vote by Internet Vote by Mail Call Toll-Free using a Access the Website and Return your voting instruction touch-tone telephone: cast your vote: form in the postage-paid 1-888-693-8683 www.cesvote.com envelope provided Vote 24 hours a day, 7 days a week! In order to be counted in the final tabulation, your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on April 22, 2009. If you vote by telephone or over the Internet, do not mail your voting instruction form. I Your voting instruction form must be signed and dated below. D Please fold and detach card at perforation before mailing. D RTI INTERNATIONAL METALS, INC. VOTING INSTRUCTION FORM FOR 2009 ANNUAL MEETING SOLICITED ON BEHALF OF FIDELITY MANAGEMENT TRUST COMPANY This Voting Instruction Form, when properly executed, will be voted in the manner directed herein. If no direction to the contrary is indicated, it will be voted FOR all Proposals. If your directions are not received by 6:00 a.m. Eastern Daylight Time on April 22, 2009, the shares credited to your account will not be voted. Dated: , 2009 Signature(s) Signature(s) Please sign exactly as your name appears hereon. When signing as fiduciary or corporate officer, give full title. Joint owners must both sign. PLEASE COMPLETE, DATE AND SIGN THIS VOTING INSTRUCTIONS FORM AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Proxy card must be signed and dated on the reverse side.
↓ Please fold and detach card at perforation before mailing. ↓

RTI INTERNATIONAL METALS, INC. **PROXY**

The undersigned hereby appoints ROBERT M. HERNANDEZ, DAWNE S. HICKTON AND CHAD WHALEN, or any of them, proxies to vote all shares of Common Stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present at the Annual Meeting of Shareholders of RTI International Metals, Inc. on April 24, 2009, and any adjournments thereof, upon such matters as may properly come before the meeting.

The Board of Directors recommends a Vote FOR:

Proposal No. 1. – Election of Directors:

☐ **WITHHOLD** authority to vote for ALL nominees listed above

____

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

PLEASE COMPLETE, DATE AND SIGN THE REVERSE SIDE.

YOUR VOTE IS IMPORTANT You can be sure your shares are represented at the meeting by promptly returning your voting instruction form in the enclosed envelope. Voting instruction form must be signed and dated on the reverse side. D Please fold and detach card at perforation before mailing. D RTI INTERNATIONAL METALS, INC. VOTING INSTRUCTION FORM The undersigned hereby directs Fidelity Management Trust Company (“Fidelity”) to vote the shares of RTI International Metals, Inc. credited to the account of the undersigned as indicated hereon, with respect to the Annual Meeting of Shareholders of RTI International Metals, Inc. to be held on April 24, 2009, and any adjournments thereof, upon such matters as may properly come before the meeting. Although Fidelity makes no recommendation, the Board of Directors recommends a Vote FOR: Proposal No. 1. – Election of Directors: (01) Craig R. Andersson (02) Daniel I. Booker (03) Donald P. Fusilli, Jr. (04) Ronald L. Gallatin (05) Charles C. Gedeon (06) Robert M. Hernandez (07) Dawne S. Hickton (08) Edith E. Holiday (09) Bryan T. Moss (10) Michael C. Wellham (11) James A. Williams FOR all nominees listed above WITHHOLD (except as marked to the contrary below) authority to vote for ALL nominees listed above INSTRUCTIONS: To withhold authority to vote for one or more nominees, write his or her name(s) in the space below: Proposal No. 2. – Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accountants for 2009. FOR AGAINST ABSTAIN Proposal No. 3. – Approval of the RTI International Metals Employee Stock Purchase Plan. FOR AGAINST ABSTAIN PLEASE COMPLETE, DATE AND SIGN THE REVERSE SIDE.